Exhibit 10.11.1

Execution Version

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT, dated as of December 21, 2015 (this “Amendment”), to the Credit and Guaranty Agreement, dated as of January 31, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among DIGITALGLOBE, INC. (the “Borrower”), the guarantors party thereto, the several lenders from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent and the other agents parties thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;

WHEREAS, the Borrower has requested that certain amendments be made to the Credit Agreement as set forth in Section 4 of this Amendment (the “Amendments”) (the Credit Agreement, after giving effect to the Amendments, the “Amended Credit Agreement”);

WHEREAS, Section 11.05 of the Credit Agreement permits the Borrower to make the Amendments with the consent of the Requisite Lenders;

WHEREAS, the Borrower, the Administrative Agent and the Requisite Lenders are willing to agree to this Amendment and the Amended Credit Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

SECTION 1.     Definitions.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

SECTION 2.     Amendment Effective Date.  This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which the following conditions have been satisfied (or waived pursuant to Section 11.05 of the Credit Agreement):

(a)   the Administrative Agent shall have received counterparts to this Amendment, duly executed by the Borrower, each Guarantor, the Administrative Agent and the Requisite Lenders;

(b)   the Administrative Agent, Lead Arranger and other parties to that certain Engagement Letter dated December 18, 2015 related hereto shall have received all fees and expenses required to be paid or reimbursed to them on or prior to the date hereof;

(c)   The Administrative Agent shall have received, for the account of each Lender that provides its consent to the Amendment on or prior to the Amendment Effective Date, an amendment fee equal to 0.500% of the aggregate amount of Revolving Commitments and aggregate principal amount of Term Loans held by such approving Lender on the Amendment Effective Date;

(d)   (i) all of the representations and warranties made by any Credit Party in the Credit Documents shall be true and correct in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and (ii) no Default or

Event of Default shall have occurred and be continuing at the time of, or after giving effect to, this Amendment on the Amendment Effective Date; and

(e)   the Administrative Agent shall have received a duly executed officer’s certificate from the Borrower certifying as to the satisfaction of the matters set forth in condition (d) above.

SECTION 3.     Representations and Warranties.  The Borrower and each Guarantor represents and warrants to each of the Lenders and the Administrative Agent that as of the Amendment Effective Date this Amendment has been duly authorized, executed and delivered by it and this Amendment and the Credit Agreement, as amended hereby, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.     Amendment to Credit Agreement.  Effective as of the Amendment Effective Date the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example:  double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Annex I hereto.

SECTION 5.     Effect of Amendment; Reaffirmation.

5.1.   Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and affect. The Borrower and each Guarantor reaffirms its Obligations under the Credit Documents to which it is a party and acknowledges and agrees that all of the Liens and security interests created and arising under any Credit Document remain in full force and effect and continue to secure its Obligations, in each case, unimpaired, uninterrupted and undischarged, regardless of the effectiveness of this Amendment. Nothing herein shall be deemed to entitle the Borrower or any Guarantor to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document in similar or different circumstances. Nothing in this Amendment shall be deemed to be a novation of any Obligations under the Credit Agreement or any other Credit Document.

5.2.   On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Credit Document shall be deemed a reference to the Credit Agreement as amended hereby.  This Amendment shall constitute a “Credit Document” for all purposes of the Amended Credit Agreement and the other Credit Documents (as defined in the Amended Credit Agreement).

5.3.   For purposes of determining withholding Taxes imposed under FATCA, from and after the Amendment Effective Date, the Lenders and the Borrower agree that the Administrative Agent shall treat the Amended Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

2

SECTION 6.     General.

6.1.   GOVERNING LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6.2.   Costs and Expenses.  The Borrower agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

6.3.   Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Amendment by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

6.4.   Headings.  The headings of this Amendment are used for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

[remainder of page intentionally left blank]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

DIGITALGLOBE, INC.

By:	/s/ Gary W. Ferrera
	Name:	Gary W. Ferrera
	Title:	EVP and Chief Financial Officer

By:	/s/ Daniel L. Jablonsky
	Name:	Daniel L. Jablonsky
	Title:	SVP, General Counsel and Corporate Secretary

DG CONSENTS SUB, INC.

By:	/s/ Daniel L. Jablonsky
	Name:	Daniel L. Jablonsky
	Title:	Vice President and Secretary

DIGITALGLOBE INTERNATIONAL, INC.

By:	/s/ Daniel L. Jablonsky
	Name:	Daniel L. Jablonsky
	Title:	Vice President and Secretary

DIGITALGLOBE INTELLIGENCE SOLUTIONS, INC.

By:	/s/ Daniel L. Jablonsky
	Name:	Daniel L. Jablonsky
	Title:	Vice President and Secretary

[Signature Page to Amendment]

GEOEYE MISSOURI INC.

By:	/s/ Daniel L. Jablonsky
	Name:	Daniel L. Jablonsky
	Title:	Secretary

i5, INC.

By:	/s/ Daniel L. Jablonsky
	Name:	Daniel L. Jablonsky
	Title:	Secretary

[Signature Page to Amendment]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ John Kushnerick
	Name:	John Kushnerick
	Title:	Executive Director

[Signature Page to Amendment]

~~EXECUTION VERSION~~

ANNEX I TO AMENDMENT NO. 1 TO THE CREDIT AGREEMENT

CREDIT AND GUARANTY AGREEMENT

dated as of January 31, 2013

among

DIGITALGLOBE, INC.,

The GUARANTORS Referred to Herein

The LENDERS Referred to Herein

MORGAN STANLEY SENIOR FUNDING, INC.

J.P. MORGAN SECURITIES LLC

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Lead Bookrunners,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,

MORGAN STANLEY SENIOR FUNDING, INC.
as Syndication Agent

THE BANK OF TOKYO MITSUBISHI UFJ, LTD

and

CITIGROUP GLOBAL MARKETS INC.
as Documentation Agents

________________________________________________________

$700,000,000 Senior Secured Credit Facilities
________________________________________________________

[Signature Page to Amendment]

TABLE OF CONTENTS

ARTICLE 1
Definitions and Interpretations

Section 1.01. Definitions	1
Section 1.02. Accounting Terms; Certain Pro Forma Adjustments~~.~~	~~46~~ 45
Section 1.03. Interpretation, Etc	47

ARTICLE 2
Loans and Letters of Credit

Section 2.01. Term Loans~~.~~	47
Section 2.02. Revolving Loans~~.~~	48
Section 2.03. Swing Line Loans~~.~~	49
Section 2.04. Issuance of Letters of Credit and Purchase of Participations Therein~~.~~	52
Section 2.05. Pro Rata Shares; Availability of Funds~~.~~	~~57~~ 56
Section 2.06. Use of Proceeds	57
Section 2.07. Register; Lenders’’ Books and Records; Notes~~.~~	~~58~~ 57
Section 2.08. Interest on Loans~~.~~	58
Section 2.09. Conversion/Continuation~~.~~	60
Section 2.10. Default Interest	61
Section 2.11. Fees~~.~~	61
Section 2.12. Scheduled Payments/Commitment Reductions	62
Section 2.13. Voluntary Prepayments/Commitment Reductions~~.~~	~~63~~ 62
Section 2.14. Mandatory Prepayments/Commitment Reductions~~.~~	~~66~~ 65
Section 2.15. Application of Prepayments/Reductions~~.~~	~~68~~ 67
Section 2.16. General Provisions Regarding Payments~~.~~	69
Section 2.17. Ratable Sharing~~.~~	70
Section 2.18. Making or Maintaining Eurodollar Rate Loans~~.~~	71
Section 2.19. Increased Costs; Capital Adequacy~~.~~	73
Section 2.20. Taxes; Withholding, Etc~~.~~	74
Section 2.21. Defaulting Lenders	78
Section 2.22. Obligation to Mitigate; Removal or Replacement of a Lender~~.~~	79
Section 2.23. Incremental Facilities~~.~~	80
Section 2.24. Notices	~~83~~ 82

ARTICLE 3
Conditions Precedent

Section 3.01. Closing Date	83
Section 3.02. Conditions to Each Credit Extension	~~87~~ 86

i

ARTICLE 4
Representations and Warranties

Section 4.01. Organization; Requisite Power and Authority; Qualification	87
Section 4.02. Equity Interests and Ownership	~~88~~ 87
Section 4.03. Due Authorization	88
Section 4.04. No Conflict	88
Section 4.05. Governmental Consents	88
Section 4.06. Binding Obligation	~~89~~ 88
Section 4.07. Financial Statements	~~89~~ 88
Section 4.08. Projections	89
Section 4.09. No Material Adverse Effect	89
Section 4.10. Adverse Proceedings, Etc	89
Section 4.11. Payments of Taxes	~~90~~ 89
Section 4.12. Properties~~.~~	90
Section 4.13. Environmental Matters	~~91~~ 90
Section 4.14. No Defaults	~~91~~ 90
Section 4.15. Material Contracts	91
Section 4.16. Governmental Regulation~~.~~	91
Section 4.17. Employee Matters	~~92~~ 91
Section 4.18. Employee Benefit Plans	92
Section 4.19. Certain Fees~~.~~	~~93~~ 92
Section 4.20. Solvency	93
Section 4.21. Senior Indebtedness	93
Section 4.22. Compliance with Statutes, Etc	93
Section 4.23. Disclosure	93
Section 4.24. PATRIOT Act	~~94~~ 93
Section 4.25. Sanctioned Persons	94
Section 4.26. Federal Reserve Regulations~~.~~	94

ARTICLE 5
Affirmative Covenants

Section 5.01. Financial Statements and Other Reports	94
Section 5.02. Existence	~~98~~ 97
Section 5.03. Payment of Taxes and Claims	~~98~~ 97
Section 5.04. Maintenance of Properties	98
Section 5.05. Insurance~~.~~	98
Section 5.06. Books and Records; Inspections	100
Section 5.07. Lenders~~’~~’ Meetings	~~101~~ 100
Section 5.08. Compliance with Laws	101
Section 5.09. Environmental~~.~~	101
Section 5.10. Subsidiaries~~.~~	101
Section 5.11. Additional Material Real Estate Assets~~.~~	102
Section 5.12. Further Assurances	102
Section 5.13. Maintenance of Ratings	102

Section 5.14. Designation Of Restricted And Unrestricted Subsidiaries~~.~~	~~103~~ 102

ARTICLE 6
Negative Covenants

Section 6.01. Indebtedness	104
Section 6.02. Liens	107
Section 6.03. No Further Negative Pledges	109
Section 6.04. Restricted Junior Payments	110
Section 6.05. Restrictions on Subsidiary Distributions	111
Section 6.06. Investments	~~113~~ 112
Section 6.07. Fundamental Changes; Acquisitions	114
Section 6.08. Disposition of Assets	115
Section 6.09. Transactions with Shareholders and Affiliates	115
Section 6.10. Conduct of Business	~~116~~ 115
Section 6.11. Amendments or Waivers of Organizational Documents	116
Section 6.12. Amendments or Waivers with Respect to Certain Indebtedness	116
Section 6.13. Fiscal Year	116

ARTICLE 7
Financial Covenants

Section 7.01. Interest Coverage Ratio	~~117~~ 116
Section 7.02. Leverage Ratio	117

ARTICLE 8
Guaranty

Section 8.01. Guaranty of the Obligations	118
Section 8.02. Payment by Guarantors	118
Section 8.03. Liability of Guarantors Absolute	~~119~~ 118
Section 8.04. Waivers by Guarantors	~~121~~ 120
Section 8.05. Guarantors~~’~~’ Rights of Subrogation, Contribution, Etc	121
Section 8.06. Subordination of Other Obligations	122
Section 8.07. Continual Guaranty	122
Section 8.08. Authority of Guarantors or Borrower	~~123~~ 122
Section 8.09. Financial Condition of Borrower	~~123~~ 122
Section 8.10. Bankruptcy, Etc~~.~~	123
Section 8.11. Discharge of Guaranty Upon Sale of Guarantor	~~124~~ 123
Section 8.12. Excluded Obligation	124

ARTICLE 9
Events Of Default

Section 9.01. Events of Default	124

ARTICLE 10
Agents

Section 10.01. Appointment of Agents	127
Section 10.02. Powers and Duties~~.~~	~~128~~ 127
Section 10.03. General Immunity~~.~~	~~129~~ 128
Section 10.04. Agents Entitled to Act as Lender	130
Section 10.05. Lenders~~’~~’ Representations, Warranties and Acknowledgment~~.~~	130
Section 10.06. Right to Indemnity	~~131~~ 130
Section 10.07. Successor Administrative Agent, Collateral Agent and Swing Line Lender~~.~~	131
Section 10.08. Collateral Documents and Guaranty~~.~~	133

ARTICLE 11
Miscellaneous

Section 11.01. Notices~~.~~	~~135~~ 134
Section 11.02. Expense~~.~~	~~137~~ 136
Section 11.03. Indemnity~~.~~	~~138~~ 137
Section 11.04. Set-Off	~~139~~ 138
Section 11.05. Amendments and Waivers~~.~~	~~139~~ 138
Section 11.06. Successors and Assigns; Participations~~.~~	~~144~~ 143
Section 11.07. Independence of Covenants	~~148~~ 147
Section 11.08. Survival of Representations, Warranties and Agreements	~~148~~ 147
Section 11.09. No Waiver; Remedies Cumulative	~~148~~ 147
Section 11.10. Marshalling; Payments Set Aside	148

Section 11.11. Severability	~~149~~ 148
Section 11.12. Obligations Several; Independent Nature of Lenders~~’~~’ Rights	~~149~~ 148
Section 11.13. Headings	~~149~~ 148
Section 11.14. APPLICABLE LAW	~~149~~ 148
Section 11.15. CONSENT TO JURISDICTION	149
Section 11.16. Waiver of Jury Trial	~~150~~ 149
Section 11.17. Certain Regulatory Matters	~~151~~ 150
Section 11.18. Confidentiality	~~151~~ 150
Section 11.19. Usury Savings Clause	~~152~~ 151
Section 11.20. Counterparts	~~153~~ 152
Section 11.21. Effectiveness; Entire Agreement	~~153~~ 152
Section 11.22. PATRIOT Act	~~153~~ 152
Section 11.23. Electronic Execution of Assignments	~~153~~ 152
Section 11.24. No Fiduciary Duty	~~153~~ 152

APPENDICES:
A	Revolving Commitments
B	Notice Addresses

SCHEDULES:

4.01	Jurisdictions of Organization and Qualification
4.02	Equity Interests and Ownership
4.12	Material Real Property
4.15	Material Contracts
5.11	Mortgage Requirements
6.01	Certain Indebtedness

v

6.02	Certain Liens
6.03	Certain Negative Pledges
6.05	Certain Restrictions on Subsidiary Distributions
6.06	Certain Investments
6.09	Certain Affiliate Transactions

EXHIBITS:

A-1	Funding Notice
A-2	Conversion/Continuation Notice
A-3	Issuance Notice
B-1	Term Loan Note
B-2	Revolving Loan Note
B-3	Swing Line Note
C	Compliance Certificate
D	Joinder Agreement
E	Assignment Agreement
F	U.S. Tax Certificate
G-1	Closing Date Certificate
G-2	Solvency Certificate
H	Counterpart Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of January 31, 2013, is entered into by and among DIGITALGLOBE, INC., a Delaware corporation (“Borrower”), the GUARANTORS from time to time party hereto, the Lenders from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”).

RECITALS:

The Lenders have agreed, subject to the terms and conditions set forth herein, to extend certain credit facilities to Borrower in the form of (a) Term Loans on the Closing Date in an aggregate principal amount of $550,000,000 and (b) Revolving Loans at any time and from time to time on and after the Closing Date and prior to the Revolving Commitment Maturity Date in an aggregate principal amount of $150,000,000. The proceeds of the Term Loans, together with cash on hand and the net proceeds of the offering of Senior Notes, are to be used to (x) pay the cash portion of the purchase price for the GeoEye Acquisition and complete the GeoEye Redemption, (y) repay all amounts outstanding under, and terminate, the Existing Credit Facility and (z) pay the Transaction Costs. The proceeds of the Revolving Loans are to be used after the Closing Date for working capital and general corporate purposes of Borrower and its Restricted Subsidiaries, including Permitted Acquisitions and Restricted Junior Payments.

In consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Article 1
Definitions and Interpretations

Section 1.01.          ~~Section 1.01.~~    Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of July 22, 2012, by and among Borrower, 20/20 Acquisition Sub, Inc., Worldview, LLC and GeoEye.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business acquired in connection with such Permitted Acquisition, provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereto by Borrower or any of its Restricted Subsidiaries.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the ~~rate appearing on Reuters BBA Libor Rates Page 3750 (or~~London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page ~~of such page) providing rate quotations comparable to those currently provided on such page of such page, as determined~~on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent ~~from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market~~in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period~~, as the rate for dollar deposits with a maturity comparable to such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement~~; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Adjusted Eurodollar Rate shall be the Interpolated Rate at such time;  provided,  however, that notwithstanding the foregoing, the ~~Adjusted Eurodollar Rate~~rate in this clause (i) (x) with respect to Revolving Loans shall at no time be less than zero and (y) with respect to Term Loans shall at no time be less than 1.00% per annum, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Restricted Subsidiaries, threatened in writing against or affecting Borrower or any of its Restricted Subsidiaries or any property of Borrower or any of its Restricted Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (a) Administrative Agent and (b) any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including without limitation, any auction manager (other than the Collateral Agent).

“Agent Affiliates” as defined in Section 11.01(b).

“Aggregate Amounts Due” as defined in Section 2.17.

“Agreement” means this Credit and Guaranty Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Amendment Effective Date” means December 21, 2015.

“Applicable Margin” and “Applicable Commitment Fee Percentage~~’’~~’’ mean (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending June 30, 2013, a percentage, per annum, determined by reference to the following table as if the Leverage Ratio then in effect were 3.50:1.00; and (b) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Class of Loan	Leverage Ratio	Applicable Margin: Eurodollar Rate Loans	Applicable Margin: Base Rate Loans	Applicable Commitment Fee Percentage
Term Loans	> 2.50:1.00	~~2.75~~3.75%	~~1.75~~2.75%
	< 2.50:1.00	~~2.50~~3.50%	~~1.50~~2.50%
Revolving Loans	> 2.50:1.00	2.50%	1.50%	0.50%
	< 2.50:1.00	2.25%	1.25%	0.375%
	< 1.50:1.00	2.00%	1.00	0.375%

No change in the Applicable Margin or the Applicable Commitment Fee Percentage shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.01(d) calculating the Leverage Ratio.  At any time Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.01(d), the Applicable Margin and the Applicable Commitment Fee Percentage shall be determined as if the Leverage Ratio were in excess of 2.50:1.00.  Within one Business Day of receipt of the applicable information under Section 5.01(d),

Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin and the Applicable Commitment Fee Percentage in effect from such date.  The Applicable Margin with respect to the Term Loans shall increase by 50 basis points (at each level) in the event the corporate rating of the Borrower is B1 or lower from Moody’s or B+ or lower from S&P; any change in the Applicable Margin as a result of such ratings shall apply on the date such ratings condition exists to and including the date it ceases to exist.

“Applicable Percentage” means, with respect to any Lender with Revolving Exposure, the percentage of the total Revolving Commitments represented by such Lender~~’~~’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender~~’~~’s share of the total Revolving Exposure at that time); provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender~~’~~’s Revolving Commitment) represented by such Lender~~’~~’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender~~’~~’s status as a Defaulting Lender at the time of determination.

“Applicable Reserve Requirement” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Applicable Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents, Lenders or Issuing Bank by means of electronic communications pursuant to Section 11.01(b).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Amendment No. 1” means Amendment No. 1 to this Agreement dated the Amendment Effective Date among the Borrower, the Guarantors, the Requisite Lenders and the Administrative Agent.

“Arrangers” means Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Citigroup Global Markets, Inc., in their capacity as joint lead arrangers and joint bookrunners.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Borrower~~’~~’s or any of its Restricted Subsidiaries~~’~~’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Borrower~~’~~’s Restricted Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business, (ii) obsolete, surplus or worn-out property, (iii) sales of Cash Equivalents for the Fair Market Value thereof, (iv) sales, leases or licenses out of other assets for aggregate consideration of less than $10,000,000 with respect to any transaction or series of related transactions and less than $30,000,000 in the aggregate during any Fiscal Year; (v) sales, transfers or dispositions by Borrower or any of its Restricted Subsidiaries of non-strategic assets purchased as part of a Permitted Acquisition; (vi) dispositions of property (including the sale or issuance of any Equity Interest) from (A) any Restricted Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor or (B) any Credit Party to any other Credit Party; (vii) dispositions of property in connection with casualty or condemnation events; (vii) dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business; (ix) dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements; provided that the consideration received shall be in an amount at least equal to the Fair Market Value thereof; (x) dispositions of assets in connection with sale-leaseback transactions; and (xi) to the extent allowable under Section 1031 of the Internal Revenue Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of its Restricted Subsidiaries.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent and Borrower.

“Assignment Effective Date” as defined in Section 11.06(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Available Amount” means, at any time, an amount equal to:

(a)     the sum, without duplication, of:

(i)     ~~$10,000,000; plus~~the amount represented by the terms of Section 4.07(a)(3) of the Senior Notes Indenture (as in effect on the Amendment Effective Date); minus

~~(ii)     an amount, not less than zero, equal to the aggregate amount, determined for all Fiscal Years commencing with the Fiscal Year ending on December 31, 2013, of (x) Consolidated Excess Cash Flow for such Fiscal Year minus (y) the applicable ECF Percentage of Consolidated Excess Cash Flow for such Fiscal Year; plus~~

~~(iii)     the amount of any capital contributions or proceeds of other equity issuances received as Cash equity by Borrower, in each case, during the period from and including the Business Day immediately following the Closing Date through and including such time; plus~~

~~(iv)     to the extent not (A) included in Consolidated Net Income used in calculating Consolidated Excess Cash Flow or (B) required to be applied to prepay the Term Loans in accordance with Section 2.14, the aggregate amount received by Borrower or any Subsidiary from Cash dividends and distributions received from any Unrestricted Subsidiary as a return on capital, and net proceeds in connection with any sale of the Equity Interests of an Unrestricted Subsidiary, in each case, during the period from and including the Business Day immediately following the Closing Date through and including such time, but in any event under this clause (iv) only to the extent of the value of Investments in such Unrestricted Subsidiary made by Borrower or one or more Restricted Subsidiaries after the Closing Date but prior to the date of such dividend, distribution or sale; plus~~

~~(v)     to the extent not otherwise included in the Consolidated Net Income used in calculating the Consolidated Excess Cash Flow added pursuant to clause (a)(ii) above, the aggregate amount of cash returns to Borrower or any Subsidiary in respect of Investments made pursuant to Section 6.06(s) after the Closing Date in reliance on the Available Amount; minus~~

(b)        the sum, without duplication, of:

(i)     the aggregate amount of any Restricted Junior Payments made by Borrower or any Restricted Subsidiary pursuant to Section 6.04(~~f~~i) after the Closing Date in reliance on the Available Amount; plus

(ii)     the aggregate amount of any Investments made by Borrower or any Restricted Subsidiary pursuant to Section 6.06(s) after the Closing Date in reliance on the Available Amount.

The use of the Available Amount shall be subject to the Borrower’s Leverage Ratio being less than or equal to 4.00 to 1.00 on a pro forma basis for the period then most recently ended immediately after giving effect to the use of proceeds of such Available Amount.

“Available Incremental Amount” means, as of the date of determination, the aggregate amount of New Revolving Loan Commitments and New Term Loan Commitments available to Borrower pursuant to Section 2.23.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided,  however, that notwithstanding the foregoing, the Base Rate with respect to Term Loans shall at no time be less than 2.00% per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

 “Beneficiary” means each Agent, Collateral Agent, Issuing Bank, Lender and Lender Counterparty.

“Board of Directors” means the board of directors or comparable governing body of Borrower, or any committee thereof duly authorized to act on its behalf.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Borrower Historical Financial Statements” means as of the Closing Date, (i) the audited consolidated financial statements of Borrower for Fiscal Years 2009, 2010 and 2011, consisting of balance sheets and the related consolidated statements of income, stockholders~~’~~’ equity and cash flows for such Fiscal Years and (ii) the unaudited consolidated financial statements of Borrower (the “Borrower Unaudited Financial

Statements”) as of the Fiscal Quarter ended September 30, 2012, consisting of a balance sheet and the related consolidated statements of income, stockholders~~’~~’ equity and cash flows for such quarterly period and setting forth the corresponding figures for the corresponding periods of the previous Fiscal Year.

“Borrower Notice” as defined in Schedule 5.11.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means

(1)     United States dollars, or money in other currencies received in the ordinary course of business,

(2)     U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition,

(3)     (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers~~’~~’ acceptances with maturities not exceeding two years from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $1.0 billion whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody~~’~~’s,

(4)     repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5)     commercial paper rated at least P-1 by Moody~~’~~’s or A-1 by S&P and maturing within one year after the date of acquisition,

(6)     corporate notes and bonds, whose long-term credit rating is "A" or higher by S&P or "A-2" or higher by Moody's,

(7)     securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-2 by Moody~~’~~’s, and

(8)     money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (7) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (8) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (8) and in this paragraph.

“Cash Management Agreement” means any agreement relating to (a) commercial credit cards or (b) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) provided to any Credit Party by any Lender Counterparty.

“Certificate re Non Bank Status” means a certificate substantially in the form of Exhibit F.

“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CFC Pledgor” means a Subsidiary of Borrower substantially all the direct or indirect assets of which are the Equity Interests of one or more CFCs.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.19(b), by any lending office of such Lender or by such Lender~~’~~’s or the Issuing Bank~~’~~’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means:

(i)     any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the voting stock of Borrower, unless the Permitted Holders are the beneficial owners of more than 50% of the total voting power of the voting stock of Borrower; or

(ii)     individuals who on the Closing Date constituted the Board of Directors of Borrower, together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of Borrower was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of Borrower then in office.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure and (b) Lenders having Revolving Exposure (including Swing Line Lender) and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans and (b) Revolving Loans (including Swing Line Loans).

“Closing Date” means ~~the date on which the Term Loans are made.~~January 31, 2013.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Collateral” has the meaning assigned to such term in the Security Agreement.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means (i) the Security Agreement, (ii) the Securities Pledge Agreement and (iii) each of the security agreements, Mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commitment Letter” means the Commitment Letter dated August 9, 2012 among Borrower, Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC, JPMorgan Chase Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Citigroup Global Markets Inc.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period:

(a)     Consolidated Net Income determined for such period, plus:

(b)     in each case, only to the extent deducted in determining such Consolidated Net Income for such period (and in each case determined on a consolidated basis for Borrower and its Restricted Subsidiaries in accordance with GAAP) the sum of the following amounts for such period:

(i)     Consolidated Interest Expense, including, amortization of debt discount, debt issuance costs, commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to Indebtedness); plus

(ii)     provision for taxes based on income, profits or capital, including federal, foreign and state income, franchise, and similar taxes based on income, profits or capital paid or accrued during such period (including in respect of repatriated funds); plus

(iii)     depreciation and amortization; plus

(iv)     losses (or minus any gains) realized upon the sale or other disposition of any asset that is not sold or disposed of in the ordinary course of business and any loss (or minus any gain) realized upon the sale or other disposition of any Equity Interest of any Person; plus

(v)     extraordinary or non-recurring, charges, expenses or losses; plus

(vi)     any losses from an early extinguishment of indebtedness; plus

(vii)     all other non-cash charges, non-cash expenses or non-cash losses in such period (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period); plus

(viii)     non-cash compensation expenses from equity based compensation, including, without limitation, stock, options to purchase stock and stock appreciation rights issued to the management, employees or board members of Borrower; plus

(ix)     any impairment charges, write-off, depreciation or amortization of intangibles arising pursuant to GAAP and any other non-cash charges resulting from purchase accounting; plus

(x)     any reduction in revenue resulting from the purchase accounting effects of adjustments to deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Borrower and its Restricted Subsidiaries), as a result of any acquisition consummated prior to the Closing Date or any Permitted Acquisition; plus

(xi)     any unrealized losses (or minus any unrealized gains) in respect of Hedge Agreements; plus

(xii)     Transaction Costs and any other costs, fees and expenses incurred in connection with Permitted Acquisitions, issuances or incurrence of Indebtedness, disposition of assets, issuances of Equity Interests or refinancing transactions and modifications of instruments of Indebtedness; plus

(xiii)     any non-recurring fees, expenses or charges (including any such items directly attributable to the implementation of cost savings initiatives, “run-rate” synergies, severance, restructuring charges, relocation costs and one-time compensation charges) relating to the GeoEye Acquisition or any Permitted Acquisitions after the Closing Date; provided that the aggregate cash amount  included in Consolidated Adjusted EBITDA pursuant to this clause (xiii) (including any such item that is non-cash during such period but the subject of a cash payment in a prior or future period) shall not exceed (x) for the GeoEye Acquisition, $120,000,000 in the aggregate and (y) for any period of four consecutive fiscal quarters and for all other Permitted Acquisitions in the aggregate, 10% of Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters (calculated prior to giving effect to any adjustment pursuant to this clause (xiii) or clause (xiv) below), plus

(xiv)     expected cost savings, operating expense reductions and “run-rate” synergies related to the Transactions projected by Borrower in good faith to result from specified actions with respect to which substantial steps have been, will be, or are expected to be, taken within 12 months after the Closing Date (in the case of the GeoEye Acquisition) or within 12 months after the closing date of any other Permitted Acquisition; provided that the aggregate amount included in Consolidated Adjusted EBITDA pursuant to this clause (xiv) shall not exceed (x) for the GeoEye Acquisition, $60,000,000 in the aggregate for such 12-month period and (y) for any period of four consecutive fiscal quarters and for all other Permitted Acquisitions in the aggregate, 10% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any adjustment pursuant to this clause (xiv) or clause (xiii) above), plus

(c)     cash received by Borrower and its Restricted Subsidiaries during such period under the “service level agreement” portion of NGA Contracts; minus

(d)     accrued revenues recognized by Borrower and its Restricted Subsidiaries for such period with respect to (i) the “service level agreement” portion of NGA Contracts and (ii) the “cost share” portion of the NextView Contract; minus

(e)     all non-cash items increasing Consolidated Net Income (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period).

Notwithstanding the foregoing, Consolidated Adjusted EBITDA for the Fiscal Quarter (x) ended on September 30, 2012 shall be deemed to be $52,000,000 and (y) ended on December 31, 2012 shall be deemed to be the amount disclosed in writing by the

Borrower to the Administrative Agent for such purpose and period prior to the Closing Date.  Such amount in clause (y) shall be made available to any non-Public Lender by the Administrative Agent upon such Lender~~’~~’s reasonable request for the same.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Borrower and its Restricted Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.14(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.14(a), (ii) which constitute a Permitted Acquisition permitted under Section 6.06 or (iii) for the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of substantially concurrent sale of used or surplus equipment.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding (x) Cash and Cash Equivalents and (y) deferred tax assets.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (x) the current portion of long term debt, (y) deferred revenue and (z) deferred tax liabilities.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i)  the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment (if positive) plus (d) amounts designated as Reserved Funds in a prior period and re-designated pursuant to the definition thereof as no longer constituting Reserved Funds (but not including any such Reserved Funds used to fund one or more Permitted Reserved Funds Uses), plus (e) the amount (which may be a negative number) by which deferred revenue as of the end of such period exceeds (or is less than) the deferred revenue as of the beginning of such period, minus

(ii)  the sum, without duplication, of:

(a)  the amounts for such period paid from Internally Generated Cash of (1) scheduled and voluntary repayments of Indebtedness for borrowed money (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments, and excluding any mandatory prepayments or voluntary prepayments of the Loans) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (2) Consolidated Capital Expenditures, (3) Permitted Acquisitions and (4) Permitted Foreign Investments, plus

(b)  the Consolidated Working Capital Adjustment (if negative), plus

(c)  without duplication of any amount in clause (a), amounts of Internally Generated Cash designated as Reserved Funds during such period and not expended in such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but, excluding, however for purposes of Section 7.01, any amount not payable in Cash during the applicable period (including any such amounts attributable to original issue discount) and any amounts referred to in Section 2.11(d) or (e) payable on or before the Closing Date.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(a)     the net income (or loss) of any Person that is not a wholly owned Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (c) below) any of its Restricted Subsidiaries;

(b)     any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(c)     the net income (or loss) of any Restricted Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(d)     any gains (but not losses) attributable to Asset Sales;

(e)     any extraordinary or non-recurring gains (but not losses); and

(f)     the cumulative effect of a change in accounting principles.

In calculating the aggregate net income (or loss) of Borrower and its Restricted Subsidiaries on a consolidated basis, non-wholly owned Restricted Subsidiaries of Borrower will be treated as if accounted for under the equity method of accounting.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness for borrowed money, purchase money Indebtedness, and Capital Leases of Borrower and its Restricted Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.  In calculating the Consolidated Working Capital Adjustment there shall be excluded (i) the effect of reclassification during such period of current assets to long term assets (or long term assets to current assets) and current liabilities to long term liabilities (or long term liabilities to current liabilities), (ii) any changes in allowance for “doubtful accounts”, (iii) any changes in accounts payable and accrued liabilities associated with amounts capitalized in property and equipment and (iv) the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) equal to the difference between the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such Permitted Acquisition and the Consolidated Working Capital from such Permitted Acquisition at the end of such period.

“Constructive Total Failure” has the meaning ascribed to that term or a term substantially similar to such term in the launch and initial operations insurance or the orbit insurance Borrower or any Restricted Subsidiary of Borrower is required to obtain pursuant to Section 5.05, whichever is then in effect.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, any Joinder Agreement, the Collateral Documents, any Refinancing Amendment, and any documents or certificates executed by Borrower in favor of Issuing Bank relating to Letters of Credit.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means Borrower and the Guarantors.

“DAP Debt” means all obligations of Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bankers~~’~~’ acceptances or similar instruments issued to, or performance bonds posted to, customers participating in the Direct Access Program.

“Default” means an Event of Default or a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to Administrative Agent, Issuing Bank, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender~~’~~’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Administrative Agent, Issuing Bank, Swing Line Lender, any other Lender or Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender~~’~~’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by Administrative Agent or Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent~~’~~’s or Borrower~~’~~’s receipt of such certification in form and substance satisfactory to it and Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“DigitalGlobe Business” means the designing, development, acquisition, construction, manufacture, installation, leasing, licensing, testing, completion, delivery, acceptance, activation, operation, maintenance, restoration, improvement, production, analysis, use and ownership of the DigitalGlobe System, the providing of services in connection with the DigitalGlobe System, the financing thereof (whether through the issuance of debt or equity securities or otherwise) and all systems, property, businesses, activities and services of Borrower and its Restricted Subsidiaries related thereto and all businesses reasonably associated with digital imagery, remote sensing and geospatial information.

“DigitalGlobe System” means each Satellite and the TTC&M Facilities.

“Direct Access Program” means Borrower~~’~~’s program whereby customers, with approval from the U.S. government, purchase equipment and software necessary to allow access to Borrower~~’~~’s Satellites and purchase access time on such Satellites.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part or (iii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Term Loan Maturity Date; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the date that is 181 days after the Term Loan Maturity Date if those provisions are more favorable, taken as a whole (as determined in good faith by Borrower), to the Lenders than Section 6.07 and Section 9.01(a).

“Disqualified Lender” means any Person (or its Affiliates) designated in writing by Borrower in consultation with and reasonably acceptable to the Arrangers; provided that no Person shall be a “Disqualified Lender” unless such Person is specifically identified in writing by Borrower to the Arrangers on or prior to January 14, 2013, which list may be made available by the Administrative Agent through the Platform or otherwise to each Lender.

“Documentation Agents” shall mean, collectively, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Citigroup Global Markets Inc., as documentation agents under this Agreement.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower organized under the laws of the United States of America, any State thereof or the District of Columbia.

“ECF Percentage” means 50.0%; provided, that the ECF Percentage shall be (i) reduced to 25.0% if the Leverage Ratio as of the last day of such Fiscal Year is less than ~~3.50~~4.25 to 1.00 but equal to or greater than ~~3.00~~4.00 to 1.00 and (ii) equal to 0.0% if the Leverage Ratio as of the last day of such Fiscal Year is less than ~~3.00~~4.00 to 1.00.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or an Approved Fund, or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, neither any Credit Party nor any Affiliate thereof shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was within the six (6) years prior to the date of this Agreement sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to public health or safety, natural resources or the environment.

“Environmental Laws” means any and all applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational or public safety or health, industrial hygiene, or the protection of the environment, in any manner applicable to Borrower or any of its Restricted Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or Cash.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Borrower or any of its Restricted Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Restricted Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Restricted Subsidiary and with respect to liabilities arising after such period for which Borrower or such Restricted Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan; (vi) the imposition of liability on Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefore, or the receipt by Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of any material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; or (ix) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a material violation of Section 436 of the Internal Revenue Code.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 9.01.

“Evidence of Flood Insurance” as defined in Schedule 5.11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Obligation” as defined in Section 8.12.

 “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient under any Credit Document: (a) income or franchise Taxes imposed on (or measured by) its net income (i) by the United States of America, (ii) by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located, (iii) as a result of a present or former connection between such Recipient and the jurisdiction of the Governmental Authority imposing such Tax (other than any connection arising solely from such Recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document, or sold or assigned an interest in any Loan or Credit Document), or (iv) in the case of any Lender, by the jurisdiction in which its applicable lending office is located; and (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction described in clause (a) above; and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by Borrower under Section 2.22(b)), any withholding Taxes (i) resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), (ii) that are attributable to such Non-U.S. Lender~~’~~’s failure to comply with Section 2.20(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Credit Party with respect to such withholding Taxes pursuant to Section 2.20(a), or (iii) that are imposed on amounts payable pursuant to FATCA.

“Existing Credit Facility” means the Credit and Guaranty Agreement dated as of October 12, 2011 among Borrower, the lenders party thereto and JPMorgan Chase Bank, as administrative agent and collateral agent.

“Existing Preferred Stock” means the Series A convertible preferred stock of Borrower to be issued upon completion of the GeoEye Acquisition.

 “FAA” means the United States Federal Aviation Administration or any successor agency thereto.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a Financial Officer of Borrower or the Restricted Subsidiary with respect to valuations not in excess of $10,000,000 or determined in good faith by the Board of Directors of Borrower or the Restricted Subsidiary with respect to valuations equal to or in excess of $10,000,000, as applicable, which determination will be conclusive (unless otherwise provided in this Agreement).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any amended or successor version that is substantively comparable and any current or future Treasury regulations or other official administrative guidance (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the Internal Revenue Service) promulgated thereunder.

“FCC” means the United States Federal Communications Commission or any successor agency thereto.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.  If the Federal Funds Effective Rate is less than zero, it shall be deemed zero for purposes of this Agreement.

“Financial Officer” of any Person means the chief financial officer, treasurer, assistant treasurer or vice president of finance or controller of such Person.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Determination Form” as defined in Schedule 5.11.

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Foreign Subsidiary” means any Subsidiary of Borrower that is not a Domestic Subsidiary.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“GeoEye” means GeoEye, Inc., a Delaware corporation.

“GeoEye Acquisition” means the acquisition by Borrower of GeoEye pursuant to the Acquisition Agreement.

 “GeoEye Redemption” means the redemption of all of the outstanding GeoEye Senior Notes and satisfaction and discharge of the GeoEye Senior Notes Indentures.

“GeoEye Historical Financial Statements” means as of the Closing Date, (i) the audited consolidated financial statements of GeoEye for Fiscal Years 2009, 2010 and 2011, consisting of balance sheets and the related consolidated statements of income, stockholders~~’~~’ equity and cash flows for such Fiscal Years and (ii) the unaudited consolidated financial statements of GeoEye as of the Fiscal Quarter ended September 30, 2012, consisting of a balance sheet and the related consolidated statements of income, stockholders~~’~~’ equity and cash flows for such quarterly period and setting forth the corresponding figures for the corresponding periods of the previous Fiscal Year.

“GeoEye Material Adverse Effect” means any fact, circumstance, effect, change, event or development that materially adversely affects the business, assets, liabilities, properties, financial condition or results of operations of GeoEye and its Subsidiaries, taken as a whole, excluding any effect that results from or arises in connection with (i) changes or conditions generally affecting the industries in which GeoEye and any of its Subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (iii) any failure, in and of itself, by GeoEye to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) the execution and delivery of the Acquisition Agreement or the public announcement or pendency of the Acquisition or any of the other transactions contemplated by the Acquisition Agreement, including the impact thereof on the relationships, contractual or otherwise, of GeoEye or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners (provided that the exceptions in this clause (iv) shall not apply to any representation or warranty contained in Section 4.05 of the Acquisition Agreement (or any portion thereof) to the extent the purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution and delivery of the Acquisition Agreement or the performance by GeoEye of its obligations thereunder), (v) any change, in and of itself, in the market price, credit rating or trading volume of GeoEye~~’~~’s securities, (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on GeoEye and its Subsidiaries, taken as a whole, relative to others in the industries in which GeoEye and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Acquisition Agreement, except to the extent such effect has a materially disproportionate effect on GeoEye and its Subsidiaries, taken as a whole, relative to others in the industries in which GeoEye and any of its Subsidiaries operate, (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such effect has a materially disproportionate effect on GeoEye and its Subsidiaries, taken as a whole, relative to others in the industries in which GeoEye and any of its Subsidiaries operate, or (ix) any material degradation of, damage to, loss of or destruction of GeoEye~~’~~’s satellite, whether on orbit, under construction or in preparation for launch.  For the avoidance of doubt and notwithstanding anything to the contrary in the Acquisition Agreement, in no event shall any changes, terminations, reductions or modifications to a GeoEye Government Contract, which does or may result in a reduction in funds to be received thereunder constitute or be taken into account in determining whether there has been or will be a GeoEye Material Adverse Effect (it being understood that the facts or occurrences giving rise to or contributing to such reduction in funds to be received under a GeoEye Government Contract, may constitute, or be taken into account in determining whether there has been or will be, a GeoEye Material Adverse Effect). Capitalized terms used in the definition of “GeoEye Material Adverse Effect” shall have the meanings ascribed to such terms in the Acquisition Agreement.

“GeoEye Senior Notes” means, collectively, (i) the 9.625% Senior Secured Notes due 2015 of GeoEye and (ii) the 8.625% Senior Secured Notes due 2016 of GeoEye.

 “GeoEye Senior Notes Indentures” means, collectively, (i) the Indenture dated as of October 9, 2009, among GeoEye, as issuer, the guarantors party thereto and The Bank of New York Mellon, as trustee and collateral agent, and (ii) the Indenture dated as of October 8, 2010, among GeoEye, as issuer, the guarantors party thereto and Wilmington Trust FSB, as trustee and collateral trustee.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government (including any supra-national bodies such as the European Union or the European Central Bank) or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Approval” means any Telecommunications Approval and any other material authorizations, consents, approvals, licenses, rulings, permits, certifications, exemptions, filings or registrations by or with a Telecommunications Authority or other Governmental Authority required by applicable requirements of law to be obtained or held by Borrower or any of its Restricted Subsidiaries in connection with the DigitalGlobe Business, the due execution, delivery and performance of the Credit Documents, the creation, perfection and enforcement of the Liens contemplated by the Collateral Documents and the other transaction contemplated hereby.

“Grantor” as defined in the Security Agreement.

“Guaranteed Obligations” as defined in Section 8.01.

“Guarantor” means each existing or subsequently acquired or organized direct or indirect wholly owned Domestic Subsidiary of Borrower that is a Restricted Subsidiary and that is not (a) a CFC Pledgor or (b) an Immaterial Subsidiary (unless otherwise designated by Borrower as a Guarantor including by way of becoming a party to this Agreement on the Closing Date or by Joinder Agreement thereafter).

“Guaranty” means the guaranty of each Guarantor set forth in Article 8.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Immaterial Subsidiary” means each Restricted Subsidiary of Borrower now existing or hereafter acquired or formed and each successor thereto, (a) which accounts for not more than (i) ~~3.0~~5.0% of the consolidated gross revenues (after intercompany eliminations) of Borrower and its Subsidiaries or (ii) ~~3.0~~5.0% of the net book value of the consolidated assets (after intercompany eliminations) of Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed Fiscal Quarter as reflected on the financial statements for such quarter and (b) if the Restricted Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than ~~10~~15% of such consolidated gross revenues and more than ~~10~~15% of the net book value of the consolidated assets, each as described in clause (a) above, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or consolidated assets and then in descending order) necessary to account for at least ~~90~~85% of the consolidated gross revenues and ~~90~~85% of the net book value of the consolidated assets, each as described in clause (a) above.

“Increased Amount Date” as defined in Section 2.23.

“Incremental Equivalent Debt” means Indebtedness, in an amount not to exceed the Available Incremental Amount (assuming for purposes of such calculation, in the case of the incurrence of unsecured Incremental Equivalent Debt, that such Incremental Equivalent Debt is secured) as of the time of determination, incurred by Borrower (which may be guaranteed by the Guarantors) consisting of the issuance of senior secured first lien or second lien notes, senior subordinated notes or senior unsecured notes, in each case issued in a public offering, Rule 144A or other private placement or bridge in lieu of the foregoing, or secured or unsecured “mezzanine” debt.

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person~~’~~’s business and earn-out obligations), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements, (g) all guarantee obligations of such Person in respect of obligations of others of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, that the amount of such Indebtedness shall be limited to the lesser of such obligation and the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such obligation, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Equity Interest of such Person, (j) all obligations of such Person in respect of Secured Hedge Agreements; provided that (i) in no event shall obligations under any Secured Hedge Agreement be deemed “Indebtedness” for any purpose under Article 7 unless such obligations relate to a derivatives transaction which has been terminated and (ii) Indebtedness shall not include obligations under operating leases or obligations under employment contracts entered into in the ordinary course of business; and (k) all payment obligations in respect of sale-leaseback transactions, without regard to whether such obligations are in respect of capital leases or operating leases.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable and documented out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of one counsel for Indemnitees taken as a whole (plus one local counsel in each relevant jurisdiction and, if there is a conflict of interest, one additional counsel to the affected Indemnitees taken as a whole) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or out-of-pocket expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders~~’~~’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) any commitment letter, fee letter or engagement letter delivered by any Agent or any Lender to Borrower with respect to the Transactions; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Restricted Subsidiaries.

 “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Credit Party under any Credit Document and (b) Other Taxes.

“Indemnitee” as defined in Section 11.03.

“Installment” as defined in Section 2.12.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four Fiscal Quarter Period then ending to (ii) Consolidated Interest Expense for such four Fiscal Quarter Period; provided that for the three Fiscal Quarters ending June 30, 2013, September 30, 2013 and December 31, 2013, Consolidated Interest Expense for the related four Fiscal Quarter Periods shall be deemed to be (a) Consolidated Interest Expense for the Fiscal Quarter ended June 30, 2013, multiplied by 4, (b) Consolidated Interest Expense for the two consecutive Fiscal Quarters ended September 30, 2013, multiplied by 2, and (c) Consolidated Interest Expense for the three consecutive Fiscal Quarters ended December 31, 2013, multiplied by 4/3.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (~~or nine~~ or twelve months if agreed to by all affected Lenders), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class~~’~~’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any Hedge Agreement entered into for the purpose of hedging the interest rate exposure associated with Borrower's and its Restricted Subsidiaries' operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internally Generated Cash” means, with respect to any period, any cash of Borrower or any Restricted Subsidiary generated during such period, excluding (i) Net Asset Sale Proceeds, (ii) Net Insurance/Condemnation Proceeds, (iii) amounts that had previously been designated as Reserved Funds but redesignated as no longer being Reserved Funds and (iv) any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means (i) any purchase or other acquisition by Borrower or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); and (ii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Restricted Subsidiaries to any other Person (other than Borrower or any Guarantor).  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IP Security Agreement Supplements” has the meaning assigned to that term in the Security Agreement.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means JPMorgan Chase Bank, as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.

“Joinder Agreement” means an agreement substantially in the form of Exhibit D.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New Term Loan, any Replacement Term Loan, any New Revolving Loan Commitment, any New Revolving Loan, any Replacement Revolving Commitment or any Replacement Revolving Loan.

“Lender” means each financial institution and institutional lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement, a Joinder Agreement or a Refinancing Amendment.

“Lender Counterparty” means each Lender, each Agent, the Collateral Agent and each of their respective Affiliates counterparty to a Secured Hedge Agreement or Cash Management Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Secured Hedge Agreement or Cash Management Agreement, as applicable, ceases to be an Agent or a Lender, as the case may be).

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.

“Letter of Credit Sublimit” means the lesser of (i) $50,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.

“Leverage Ratio” means, at any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date.

“Lien” means (i) any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same effect as any of the foregoing) and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan, a Revolving Loan, a Swing Line Loan, a New Term Loan, a Replacement Term Loan, a New Revolving Loan, and a Replacement Revolving Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or financial condition of Borrower and its Restricted Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its payment obligations under any Credit Document; or (iii) the rights and remedies of, the Collateral Agent, the Administrative Agent or any other Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which Borrower or any of its Restricted Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

 “Mission Control Center” means the mission control center located at Borrower~~’~~’s headquarters at 1601 Dry Creek Drive, Longmont, Colorado.

“Moody~~’~~’s” means Moody~~’~~’s Investors Service, Inc.

“Mortgage Policies” as defined in Schedule 5.11.

“Mortgaged Property” means each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Mortgages” means the mortgages, deeds of trust, deeds to secure debt and other similar security documents delivered pursuant to Section 5.11, each in such form as reasonably agreed between the Borrower and the Administrative Agent, including all changes as may be required to account for local law matters.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Restricted Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Restricted Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs and expenses incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller~~’~~’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Restricted Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Borrower or any of its Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case in excess of $10,000,000 individually or $30,000,000 in the aggregate during any Fiscal Year minus (ii) (a) any actual and reasonable costs incurred by Borrower or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Restricted Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such sale or taking of such assets referred to in clause (i)(b) of this definition.

“New Revolving Loan Commitments” as defined in Section 2.23.

“New Revolving Loan Lender” as defined in Section 2.23.

“New Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Revolving Loans of such Lender.

“New Revolving Loans” as defined in Section 2.23.

“New Revolving Loan Maturity Date” means the date on which New Revolving Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Term Loan Commitments” as defined in Section 2.23.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.23.

“New Term Loan Maturity Date” means the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.23.

“NextView Contract” means NextView Contract, dated as of December 9, 2003, between Borrower and the National Geospatial Intelligence Agency.

“NFIP” means the National Flood Insurance Program.

“NGA Contract” means any contract, agreement or other arrangement between Borrower or any Restricted Subsidiary and the National Geospatial Intelligence Agency.

“NOAA” means the United States Department of Commerce~~’~~’s National Oceanic and Atmospheric Administration or any successor agency thereto.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” means a Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Arranger, Lenders or any of them and Lender Counterparties, under any Credit Document, Secured Hedge Agreement or Cash Management Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Secured Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 8.06.

“OFAC” as defined in Section 4.25.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any present or future stamp, court, documentary intangible, recording, filing or similar other excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.22(b)).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Partial Failure” has the meaning ascribed to that term or a term substantially similar to such term in the launch and initial operations insurance or the orbit insurance Borrower or any Restricted Subsidiary of Borrower is required to obtain pursuant to Section 5.05, whichever is then in effect.

“Participant Register” as defined in Section 11.06(g).

“PATRIOT Act” as defined in Section 3.01(m).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in form reasonably satisfactory to Administrative Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Permitted Acquisition” means any transaction or series of related transactions for the purpose of or resulting in the acquisition by Borrower or any of its wholly owned Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the voting Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i)     immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)     all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Approvals;

(iii)     such acquisition was approved by the board of directors (or similar governing body) of such Person;

(iv)     in the case of the purchase or other acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors~~’~~’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned, directly or indirectly, by Borrower or a Guarantor, and Borrower shall have taken, or caused to be taken, promptly after the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 5.10 or Section 5.11, as applicable;

(v)     Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Article 7 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 1.02(b));

(vi)     Borrower shall have delivered to Administrative Agent (A) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $~~25,000,000,~~50,000,000, at least ~~5~~3 Business Days prior to such proposed acquisition, (i) a certificate of an Authorized Officer evidencing compliance with the covenants set forth in Article 7 as required under clause (v) above and (ii) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (v) above and (B) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $250,000,000 promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) to the extent available, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available; and

(vii)     any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Borrower and/or its Restricted Subsidiaries are engaged as of the ~~Closing~~Amendment Effective Date or similar or related businesses.

“Permitted Business” means any of the businesses in which Borrower and its Restricted Subsidiaries are engaged on the ~~Closing~~Amendment Effective Date, and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and may not be secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (ii) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Loans being refinanced, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Indebtedness and by an amount equal to any existing commitments unutilized thereunder, (iii) substantially concurrently with the incurrence of such Indebtedness, 100% of the proceeds thereof (net of customary fees, commissions, costs and other expenses incurred in connection with such Indebtedness) shall be applied to refinance the Loans (including accrued interest, fees and premiums (if any) payable in connection therewith), (iv) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date, (v) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (vi) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for Indebtedness of such type and, in any event, when taken as a whole, are not materially more favorable to the investors or lenders providing such Indebtedness than the terms and conditions of the applicable Loans being refinanced (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date), as determined by the Borrower in good faith, (vii) no Event of Default shall exist immediately prior to or after giving effect to such incurrence, (viii) the security agreements relating to such Indebtedness are substantially the same as the applicable Collateral Documents (with such differences as are reasonably satisfactory to Administrative Agent) and (ix) a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to a customary intercreditor agreement or, if an intercreditor agreement has previously been entered into in connection with any other Permitted First Priority Refinancing Debt, execute a joinder to the then existing intercreditor agreement.

“Permitted Foreign Entity” means any “first-tier” Foreign Subsidiary which is a Restricted Subsidiary.

“Permitted Foreign Investment” means an Investment made by Borrower or another Credit Party to any Permitted Foreign Entity or any other wholly owned Foreign Subsidiary after the Closing Date; provided that (a) the proceeds of such Investment are used by such Permitted Foreign Entity or wholly owned Foreign Subsidiary, as applicable, solely to directly, or indirectly through any Foreign Subsidiary of such Permitted Foreign Entity or wholly owned Foreign Subsidiary, finance a Permitted Acquisition, (b) if applicable, such Investment is evidenced by a promissory note of such Permitted Foreign Entity; and (c) such promissory note is delivered and pledged to the Collateral Agent pursuant to the Collateral Documents.

“Permitted Holders” means any or all of the following:

(i) Morgan Stanley Principal Investments;

(ii) any Affiliate of any Person specified in clause (i); and

(iii) any Person both the capital stock and the voting stock of which (or in the case of a trust, the beneficial interests in which) are owned 80% by Persons specified in clauses (i) and (ii).

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders (as determined in good faith by the Board of Directors of Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) Indebtedness of a Restricted Subsidiary that is not a Borrower or Guarantor shall not refinance Indebtedness of a Borrower or a Guarantor and (e) no person is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness that was not an obligor under such Indebtedness prior to such modification, refinancing, refunding, renewal or extension.

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by Borrower in the form of one or more series of second lien secured notes or second lien secured loans; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a second lien, subordinated basis to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and may not be secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (ii) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Loans being refinanced, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Indebtedness and by an amount equal to any existing commitments unutilized thereunder, (iii) substantially concurrently with the incurrence of such Indebtedness, 100% of the proceeds thereof (net of customary fees, commissions, costs and other expenses incurred in connection with such Indebtedness) shall be applied to refinance the Loans (including accrued interest, fees and premiums (if any) payable in connection therewith), (iv) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date, (v) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (vi) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for Indebtedness of such type and, in any event, when taken as a whole, are not materially more favorable to the investors or lenders providing such Indebtedness than the terms and conditions of the applicable Loans being refinanced (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date), as determined by the Borrower in good faith, (vii) the security agreements relating to such Indebtedness reflect the second lien nature of the security interests and are otherwise substantially the same as the applicable Collateral Documents (with such differences as are reasonably satisfactory to Administrative Agent), (viii) no Event of Default shall exist immediately prior to or after giving effect to such incurrence and (ix) a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to a customary intercreditor agreement or, if an intercreditor agreement has previously been entered into in connection with any other Permitted First Priority Refinancing Debt, execute a joinder to the then existing intercreditor agreement.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by Borrower in the form of one or more series of unsecured notes or loans; provided that (i) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Loans being refinanced, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Indebtedness and by an amount equal to any existing commitments unutilized thereunder, (ii) substantially concurrently with the incurrence of such Indebtedness, 100% of the proceeds thereof (net of customary fees, commissions, costs and other expenses incurred in connection with such Indebtedness) shall be applied to refinance the Loans (including accrued interest, fees and premiums (if any) payable in connection therewith), (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date, (iv) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (v) such Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets of Borrower or any Restricted Subsidiary, (vi) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for Indebtedness of such type and, in any event, when taken as a whole, are not materially more favorable to the lenders or investors providing such Indebtedness than the terms and conditions of the applicable Loans being refinanced (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date), as determined by the Borrower in good faith, and (vii) no Event of Default shall exist immediately prior to or after giving effect to such incurrence.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.01(l).

“Preferred Stock” means, with respect to any Person, any and all capital stock which is preferred as to the payment of dividends or distributions or upon liquidation, over another class of capital stock of such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person~~’~~’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each  Lender.

“Pro Rata Financial Statements” as defined in Section 3.01(g)(ii).

“Projections” as defined in Section 4.08.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders; and (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure, the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

“Public Lenders” means Lenders that do not wish to receive material Non-Public Information with respect to Borrower, its Subsidiaries or their securities.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means, as applicable, (a) Administrative Agent, (b) any Lender or (c) the Issuing Bank.

“Refinanced Revolving Commitment” as defined in Section 11.05(d).

“Refinanced Term Loan” as defined in Section 11.05(d).

“Refinancing Amendment” as defined in Section 11.05(d).

“Refunded Swing Line Loans” as defined in Section 2.03(b)(iv).

“Register” as defined in Section 2.07(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Reimbursement Date” as defined in Section 2.04(d).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

 “Replacement Revolving Commitment Termination Date” means the date the Replacement Revolving Commitments are permanently reduced to zero pursuant to the applicable Refinancing Amendment.

“Replacement Revolving Commitments” as defined in Section 11.05(d).

“Replacement Revolving Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Replacement Revolving Loans of such Lender.

“Replacement Revolving Loan” as defined in Section 11.05(d).

~~“Replacement Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Replacement Term Loans of such Lender.~~

“Replacement Term Loans” as defined in Section 11.05(d).

“Replacement Term Loan Maturity Date” means the date on which the applicable Replacement Term Loans become due and payable in full pursuant to the applicable Refinancing Amendment.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loans with the incurrence by Borrower of any bank debt financing having an effective Weighted Average Yield that is less than the Weighted Average Yield of the Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or Weighted Average Yield of, the Term Loans; provided that the term Repricing Transaction shall not include a prepayment or refinancing of all the credit facilities or the Term Loans under this Agreement in connection with a Permitted Acquisition, a Change of Control or any other transaction not permitted by this Agreement.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure, and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders and (ii) the aggregate Revolving Exposure of all Lenders.

“Reserved Funds” means for any Fiscal Year of Borrower, amounts not expended during such Fiscal Year, but designated by Borrower as committed or projected to be paid within 365 days after the end thereof, in each case in respect of one or more Consolidated Capital Expenditures, Investments or Permitted Acquisitions (collectively, a “Permitted Reserved Funds Use”), provided that as of any date of determination of Consolidated Excess Cash Flow, Borrower or one or more of its Restricted Subsidiaries has either (i) entered into a legally binding commitment to expend such funds on such Permitted Reserved Funds Use or (ii) deposited such funds into a segregated account identified as the “Reserved Funds Account” to, and maintained with Administrative Agent.  Any amounts designated as Reserved Funds may, to the extent no longer held or being used for a Permitted Reserved Funds Use, be redesignated by a certificate of a Financial Officer of Borrower to the Administrative Agent, as no longer being Reserved Funds.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent of Borrower) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent of Borrower) now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restricted Subsidiary” means at any time any Subsidiary of Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate.   The amount of each Lender~~’~~’s Revolving Commitment, if any, is set forth on Appendix A, in the applicable Assignment Agreement, in a Joinder Agreement or in a Refinancing Amendment, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $150,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means (x) the earliest to occur of (i) January 31, 2018, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 9.01, (y) the New Revolving Loan Maturity Date or (z) the Replacement Revolving Commitment Termination Date, as applicable.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender~~’~~’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit),  (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.02(a) and/or a New Revolving Loan and/or a Replacement Revolving Loan.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor~~’~~’s, a Division of The McGraw-Hill Companies, Inc.

“Satellite” means any satellite owned by, or leased to, Borrower or any of its Restricted Subsidiaries, including, without limitation, any satellite purchased pursuant to the terms of a satellite purchase agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of either one (but not both) of the two Satellites currently under construction as of the Closing Date.

“Satellite Asset Sale Account” means a deposit or securities account in the name of the Borrower or any Guarantor with the Collateral Agent as depositary institution or securities intermediary.

“Screen Rate” has the meaning assigned to such term in the definition of “Adjusted Eurodollar Rate”.

“Secured Hedge Agreement” means a Hedge Agreement among one or more Credit Parties and a Lender Counterparty.

“Secured Parties” has the meaning assigned to that term in the Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness for borrowed money, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Pledge Agreement” means the Securities Pledge Agreement, dated as of January 31, 2013, among the Collateral Agent, Borrower, each other Grantor and the other parties thereto.

“Security Agreement” means the Security Agreement, dated as of January 31, 2013, among the Collateral Agent, Borrower, each other Grantor and the other parties thereto.

“Senior Notes” means the 5.25% Senior Unsecured Notes due 2021 of Borrower, issued pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of January 31, 2013 among Borrower, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio” means, as of any date, the ratio of (a) the sum at such date of (i) the aggregate principal amount of all Loans under this Agreement and (ii) all other Consolidated Total Debt that is secured by a Lien to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date.

“Series” means a series of Loans.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit G 2.

“Solvent” means, with respect to the Credit Parties, taken as a whole, that as of the date of determination, (a) the sum of debt (including contingent liabilities) of the Credit Parties, taken as a whole, does not exceed the present fair saleable value of the present assets of the Credit Parties, taken as a whole; (b) the capital of the Credit Parties, taken as a whole, is not unreasonably small in relation to the business of the Credit Parties, taken as a whole, as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date, as contemplated as of the date thereof; and (c) the Credit Parties have not incurred and do not intend to incur, or believe (nor should it reasonably believe) that they will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subject Transaction” as defined in Section 1.02(b).

“Subordinated Indebtedness” means any subordinated debt that is subordinated in right of payment as permitted under Section 6.01.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total  Swing Line Exposure at such time.

“Swing Line Lender” means JPMorgan Chase Bank, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.03.

“Swing Line Note” means a promissory note in the form of Exhibit B 3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $20,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Syndication Agent” shall mean Morgan Stanley Senior Funding, Inc., as syndication agent under this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telecommunications Approval” means an order, instrument or approval of any applicable Telecommunications Authority granting Borrower authority to construct, launch, operate and maintain each of the Satellites and TTC&M Facilities used in connection with the DigitalGlobe Business, including national and local telecommunications licenses and compliance with International Telecommunication Union procedures and requirements.

“Telecommunications Authority” means the FCC and NOAA, or any successor agency thereto.

“Term Loan” means a loan made by a Lender to Borrower pursuant to Section 2.01(a) and/or a New Term Loan and/or a Replacement Term Loan, as applicable.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and/or a New Term Loan and/or a Replacement Term Loan, as applicable, and  “Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender~~’~~’s Term Loan Commitment, if any, is set forth in the applicable Assignment Agreement, in the applicable Joinder Agreement or in the applicable Refinancing Amendment, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Term Loan Commitments as of the Closing Date is $550,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender~~’~~’s Term Loan Commitment.

“Term Loan Maturity Date” means (x) the earlier of (i) the seventh anniversary of the Closing Date, and (ii) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, (y) the New Term Loan Maturity Date and (z) the Replacement Term Loan Maturity Date, as applicable.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Total Failure” has the meaning ascribed to that term or a term substantially similar to such term in the launch and initial operations insurance or the orbit insurance Borrower or any Restricted Subsidiary of Borrower is required to obtain pursuant to Section 5.05, whichever is then in effect.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded

Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transactions” means, collectively, (a) the execution, delivery and performance by Borrower of the Acquisition Agreement and the consummation of the GeoEye Acquisition and the other transactions contemplated thereby, (b) the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are a party and the making of the Loans hereunder, (c) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Facility, (d) completion of the GeoEye Redemption and (e) the payment of the Transaction Costs.

“Transaction Costs” means the fees, costs and expenses payable by Borrower or any of Borrower~~’~~’s Restricted Subsidiaries on or before the Closing Date in connection with the Transactions~~.~~ and the fees, costs and expenses payable by Borrower or any of Borrower’s Restricted Subsidiaries on or before the Amendment Effective Date in connection with the transactions contemplated by Amendment No. 1.

“TTC&M Facilities” means the facilities and other ground equipment necessary for the tracking, telemetry, control and monitoring of any Satellite operated by or on behalf of Borrower or any Restricted Subsidiary of Borrower in connection with the DigitalGlobe Business and includes such facilities and such other ground equipment located at the Mission Control Center and at Fairbanks, Alaska, Prudhoe Bay, Alaska, Tromsø, Norway and Wilkes-Barre, Pennsylvania.

“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

 “Unrestricted Subsidiary” means any Subsidiary of Borrower that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.14.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.20(f)(ii)(D)(2).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Weighted Average Yield” means with respect to any Loan or any other loan or other Indebtedness, on any date of determination, the weighted average yield to maturity, in each case, to be determined by the Administrative Agent consistent with generally accepted financial practice, after giving effect to interest rates and bases, margins, floors, upfront or similar fees or original issue discount shared with all lenders or holders thereof (with (x) original issue discount and upfront fees being equated to interest rate assuming a four-year life to maturity of such Indebtedness and (y) the difference between the Adjusted LIBOR or ABR “floor” applicable to the Loans and such “floors” applicable to any other Indebtedness shall be equated to an increase or decrease, as applicable, in interest margins applicable to such other Indebtedness), but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof as of the date of such determination.

“Withdrawal Certificate” has the meaning assigned to such term in Section 2.14(a)(iii).

“Withholding Agent” means any Credit Party or the Administrative Agent.

Section 1.02.          ~~Section 1.02.~~    Accounting Terms; Certain Pro Forma Adjustments.

(a)Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. All terms of an accounting or financial nature (including, without limitation, the definitions of Capital Lease, Consolidated Interest Expense, Consolidated Total Debt and Indebtedness) shall be construed without giving effect to any changes to the current GAAP accounting model for leases of the type described in the FASB and IASB joint exposure draft published on August 17, 2010 entitled “Leases (Topic 840)” or otherwise arising out of the FASB project on lease accounting described in such exposure draft.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Borrower or any Restricted Subsidiary at “fair value”, as defined therein.

(b)Certain Pro Forma Adjustments.  With respect to any period during which a Permitted Acquisition (including the GeoEye Acquisition) or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in Article 7 and any calculation of the Leverage Ratio, the Senior Secured Leverage Ratio or the Interest Coverage Ratio and for purposes of determining the Applicable Commitment Fee Percentage and any other purpose under this Agreement, Consolidated Adjusted EBITDA, Consolidated Total Debt and Consolidated Interest Expense shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, unless otherwise agreed to by Administrative Agent, which would include expected cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and expenses, operating expense reductions and “run-rate” synergies related to the Subject Transaction which pro forma adjustments shall be certified by the Financial Officer of Borrower) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period); provided that the adjustments made pursuant to this Section 1.02(b) with respect to the GeoEye Acquisition or any other Permitted Acquisition shall be without duplication of the amounts included, and shall be subject to the limitations contained, in clause (xiv) of the definition of Consolidated Adjusted EBITDA. ~~Section 1.03.~~

Section 1.03.          Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms “lease” and “license” shall include sub-lease and sub-license, as applicable.  References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

Article 2
Loans and Letters of Credit

Section 2.01.          ~~Section 2.01.~~    Term Loans.

(a)Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Borrower in an amount equal to such Lender~~’~~’s Term Loan Commitment.  Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date.  Each Lender~~’~~’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender~~’~~’s Term Loan Commitment on such date.

(b)   Borrowing Mechanics for Term Loans.

(i)     Subject to Section 2.25, Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three days prior to the Closing Date.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.  Notwithstanding the foregoing, the Administrative Agent may agree to shorter time periods with respect to the Funding Notice to be delivered on the Closing Date.

(ii)     Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

Section 2.02.          ~~Section 2.02.~~    Revolving Loans.

(a)Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender~~’~~’s Revolving Commitment; provided, that no Revolving Loans may be made/extended on the Closing Date; provided, further that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.02(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender~~’~~’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all

other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)   Borrowing Mechanics for Revolving Loans.

(i)     Except pursuant to 2.04(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)     Subject to Section 2.24, whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan.  Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

(iii)     Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender~~’~~’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such Funding Notice by 12:00 p.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent~~’~~’s receipt of such Funding Notice from Borrower.

(iv)     Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office of Administrative Agent.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.

Section 2.03.          ~~Section 2.03.~~    Swing Line Loans.

(a)  Swing Line Loans Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender may, from time to time in its discretion, agree to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.03 may be repaid and reborrowed during the Revolving Commitment Period.  Swing Line Lender~~’~~’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)  Borrowing Mechanics for Swing Line Loans.

(i)     Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)     Subject to Section 2.24, whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.

(iii)     Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 3:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent~~’~~’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at Administrative Agent~~’~~’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower.

(iv)     With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender~~’~~’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender~~’~~’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender.  Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower~~’~~’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

(v)     If for any reason Revolving Loans are not made pursuant to Section 2.03(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon.  Upon one Business Day~~’~~’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender.  In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender~~’~~’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi)     Notwithstanding anything contained herein to the contrary, (1) each Lender~~’~~’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender~~’~~’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from Borrower or the Requisite Lenders that any of the conditions under Section 3.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 3.02 to the making of such Swing Line Loan have been satisfied or waived by the Requisite Lenders or (C) at a time when any Lender is a Defaulting Lender unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender~~’~~’s risk with respect to the Defaulting Lender~~’~~’s participation in such Swing Ling Loan, including by cash collateralizing such Defaulting Lender~~’~~’s Pro Rata Share of the outstanding Swing Line Loans.

(c)  Resignation and Removal of Swing Line Lender.  Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to Administrative Agent, Lenders and Borrower.  Swing Line Lender may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Swing Line Lender (provided that no consent will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding or such Swing Line Loans will be prepaid on the effective date of removal) and the successor Swing Line Lender.  Administrative Agent shall notify the Lenders of any such replacement of Swing Line Lender.  At the time any such replacement or resignation shall become effective, (i) Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue, if so requested by the successor Swing Line Loan Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such replacement or resignation,

(x)  any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

Section 2.04.          ~~Section 2.04.~~    Issuance of Letters of Credit and Purchase of Participations Therein.

(a)  Letters of Credit.  During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit (or amend, renew or extend an outstanding Letter of Credit) for the account of Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, that ~~(i)~~ (i) each Letter of Credit shall be denominated in Dollars; ~~(ii)~~ (ii) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to Issuing Bank; ~~(iii)~~ (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; ~~(iv)~~ (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; ~~(v)~~ (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) five days prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vi) in no event shall any commercial Letter of Credit (x) have an expiration date later than the earlier of (1) the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (y) be issued if such commercial Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion.  Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (but not beyond the date that is five days prior to the Revolving Commitment Termination Date), unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided,  further, if any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate Issuing Bank~~’~~’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender~~’~~’s Pro Rata Share of the Letter of Credit Usage.

(b)  Notice of Issuance.  Subject to Section 2.24, whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance.  Upon satisfaction or waiver of the conditions set forth in Section 3.02, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank~~’~~’s standard operating procedures.  Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit  and the amount of such Lender~~’~~’s respective participation in such Letter of Credit pursuant to Section 2.04(e).

(c)  Responsibility of Issuing Bank with Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: ~~(i)~~ (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; ~~(ii)~~ (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; ~~(iii)~~ (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; ~~(iv)~~ (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; ~~(v)~~ (v) errors in interpretation of technical terms; ~~(vi)~~ (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; ~~(vii)~~ (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or ~~(viii)~~ (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank~~’~~’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower.  Notwithstanding anything to the contrary contained in this Section 2.04(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)  Reimbursement by Borrower of Amounts Drawn or Paid under Letters of Credit.  In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Bank prior to 12:00 p.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this Section 2.04(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.04(d).

(e)  Lenders~~’~~’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender~~’~~’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.04(d), Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender~~’~~’s respective participation therein based on such Lender~~’~~’s Pro Rata Share of the Revolving Commitments.  Each Lender with a Revolving Commitment shall make available to Administrative Agent, for the account of Issuing Bank, an amount equal to its respective participation, in Dollars and in same day funds, no later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which the Principal Office of Administrative Agent is located) after the date notified by Issuing Bank.  In the event that any Lender with a Revolving Commitment fails to make available to Administrative Agent on such business day the amount of such Lender~~’~~’s participation in such Letter of Credit as provided in this Section 2.04(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate.  Nothing in this Section 2.04(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank.  In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.04(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.04(e)

with respect to such honored drawing such Lender~~’~~’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f)  Obligations Absolute.  The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.04(d) and the obligations of Lenders under Section 2.04(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Restricted Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Restricted Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g)  Indemnification.  Without duplication of any obligation of Borrower under Section 11.02 or 11.03, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of one counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it.

(h)  Resignation and Removal of Issuing Bank.  An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to Administrative Agent, Lenders and Borrower.  An Issuing Bank may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or

Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank.  Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank.  At the time any such replacement or resignation shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank.  From and after the effective date of any such replacement or resignation, ~~(i)~~ (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and ~~(ii)~~ (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i)  Cash Collateral.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in an account with Administrative Agent, in the name of Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Letter of Credit Usage as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 9.01(f) or Section 9.01(g).  Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement.  Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower~~’~~’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by Administrative Agent to reimburse the Issuing Bank for any disbursements under Letters of Credit made by it and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage), be applied to satisfy other obligations of Borrower under this Agreement.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.05.          ~~Section 2.05.~~  Pro Rata Shares; Availability of Funds.

(a)  Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender~~’~~’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender~~’~~’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)  Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender~~’~~’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent~~’~~’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans.  Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.06.          ~~Section 2.06.~~    Use of Proceeds.  The proceeds of the Term Loans made on the Closing Date shall be applied by Borrower to (x) pay the cash portion of the purchase price for the GeoEye Acquisition and complete the GeoEye Redemption, (y) repay all amounts outstanding under, and terminate, the Existing Credit Agreement and (z) pay the Transaction Costs. The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by Borrower for working capital and general corporate purposes of Borrower and its Restricted Subsidiaries, including Permitted Acquisitions and Restricted Junior Payments.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

Section 2.07.          ~~Section 2.07.~~  Register; Lenders~~’~~’ Books and Records; Notes.

(a)  [Reserved]

(b)  Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of, and principal amount of and interest on the Loans owing to, and drawings under Letters of Credit owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender~~’~~’s Loans) at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 11.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender~~’~~’s Commitments or Borrower~~’~~’s Obligations in respect of any Loan.  Borrower hereby designates Administrative Agent to serve as Borrower~~’~~’s agent solely for purposes of maintaining the Register as provided in this Section 2.07, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)  Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower~~’~~’s receipt of such notice) a Note or Notes to evidence such Lender~~’~~’s Term Loan, New Term Loan, Replacement Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

Section 2.08.          ~~Section 2.08.~~   Interest on Loans.

(a)  Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)          in the case of Term Loans and Revolving Loans:

(A)     if a Base Rate Loan, at the Base Rate plus the Applicable Margin for such Class of Loan; or

(B)     if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin for such Class of Loan; and

(ii)          in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin.

(b)  The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, that, until the end of the Applicable Period (as defined in a manner previously agreed to in writing between Borrower and the Arrangers), the Term Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans.

(c)  In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time.  In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/ Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 12:00 p.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)  Interest payable pursuant to Section 2.08(a) shall be computed ~~(i)~~ (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year, as the case may be, and ~~(ii)~~ (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day~~’~~’s interest shall be paid on that Loan.

(e)  Except as otherwise set forth herein, interest on each Loan ~~(i)~~ (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; ~~(ii)~~ (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and ~~(iii)~~ (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided,  however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)  Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to ~~(i)~~ (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and ~~(ii)~~ (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g)  Interest payable pursuant to Section 2.08(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.  Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.08(f), Issuing Bank shall distribute to Administrative Agent, for the account of each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to Administrative Agent, for the account of each Lender which has paid all amounts payable by it under Section 2.04(e) with respect to such honored drawing such Lender~~’~~’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

Section 2.09.          ~~Section 2.09.~~  Conversion/Continuation.

(a)  Subject to Section 2.18, Borrower shall have the option:

(i)     to convert at any time all or any part of any Term Loan or Revolving Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due  under Section 2.18 in connection with any such conversion; or

(ii)     upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to

$5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b)  Subject to Section 2.24, Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Requisite Lenders, so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Loan may be converted to or continued as a Eurodollar Rate Loan and (ii) unless repaid, each Eurodollar Rate Loan shall be converted to a Base Rate Loan at the end of the then current Interest Period applicable thereto.

Section 2.10.          ~~Section 2.10.~~  Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 9.01(a), (f) or (g), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans).  Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.11.          ~~Section 2.11.~~  Fees.

(a)  Subject to Section 2.21, Borrower agrees to pay to Lenders having Revolving Exposure:

(i)     commitment fees equal to the average of the daily difference between (1) the Revolving Commitments and (2) the aggregate principal amount of (x) all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) plus (y) the Letter of Credit Usage, times (3) the Applicable Commitment Fee Percentage; and

(ii)     letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)  Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i)     a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii)     such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank~~’~~’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)  All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d)  Borrower agrees to pay on the Closing Date to each Lender with a Revolving Commitment on the Closing Date, as fee compensation for such Revolving Commitment, a closing fee in an amount agreed in writing between Borrower and Administrative Agent, payable to such Lender on the Closing Date.  Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(e)  In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

Section 2.12.          ~~Section 2.12.~~  Scheduled Payments/Commitment Reductions.  The principal amounts of the Term Loans shall be repaid (i) in consecutive quarterly installments, on the last Business Day of each Fiscal Quarter, beginning with the second Fiscal Quarter of 2013 and ending with the last Fiscal Quarter ending prior to the Term Loan Maturity Date (each such payment, an “Installment”) in the aggregate principal amount for each such quarterly Installment equal to (x) the outstanding principal amount of Term Loans on the Closing Date multiplied by (y) 0.25% and (ii) to the extent of the remainder of the outstanding principal amount thereof, together with all other amounts owed hereunder with respect thereto, on the Term Loan Maturity Date; provided, in the event any New Term Loans or Replacement Term Loans are made, such New Term Loans or Replacement Term Loans shall be repaid on the dates and in the amounts specified in the applicable Joinder Agreement or Refinancing Amendment. Notwithstanding the foregoing, Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable.

Section 2.13.          ~~Section 2.13.~~  Voluntary Prepayments/Commitment Reductions.

(a)  Voluntary Prepayments.

(i)         Any time and from time to time:

(A)     with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount;

(B)     with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(C)     with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount.

(ii)        All such prepayments shall be made:

(A)     upon not less than one Business Day~~’~~’s prior written or telephonic notice in the case of Base Rate Loans;

(B)     upon not less than three Business Days~~’~~’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(C)     upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and

Administrative Agent will promptly transmit such written notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be.  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, that such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b)  Voluntary Commitment Reductions.

(i)     Borrower may, upon not less than three Business Days~~’~~’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which written notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)     Borrower~~’~~’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower~~’~~’s notice and shall reduce the Revolving  Commitment of each Lender proportionately to its Pro Rata Share thereof; provided, that such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)  In the event that all or any portion of the Term Loans are either repaid through voluntary repayments or repriced (or effectively refinanced), in each case in connection with a Repricing Transaction, each Lender holding Term Loans shall be paid an amount equal to 101% of the amount of such Term Loans repaid or repriced, if such repayment or repricing is effected prior to the ~~one year anniversary of the Closing~~date that is twelve months after the Amendment Effective Date.

(d)  Certain Permitted Term Loan Repurchases.

Notwithstanding anything to the contrary contained in this Section 2.13 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may repurchase outstanding Term Loans on the following basis:

(i)     Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Loans”) of Lenders, provided that, (A) Borrower delivers a notice of the Term Loans that will be subject to such Auction to Administrative Agent (for distribution to the Lenders) no later than noon (New York City time) at least three Business Days in advance of a proposed consummation date of such Auction indicating (1) the date on which the Auction will conclude, (2) the maximum principal amount of Term Loans Borrower is willing to purchase in the Auction and (3) the range of discounts to par at which Borrower would be willing to repurchase the Offer Loans; (B) the maximum dollar amount of the Auction shall be no less than an aggregate $1,000,000 or an integral multiple of $500,000 in excess thereof; (C) Borrower shall hold the Auction open for a minimum period of two Business Days; (D) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender~~’~~’s Offer Loans; (E) the Auction shall be made to Lenders holding the Offer Loans on a pro rata basis in accordance with their Pro Rata Shares; and (F) the Auction shall be conducted pursuant to such procedures as Administrative Agent may establish which are consistent with this Section 2.13(d) and are reasonably acceptable to Borrower and Administrative Agent, that a Lender must follow in order to have its Offer Loans repurchased;

(ii)     With respect to all repurchases made by Borrower pursuant to this Section 2.13(d), (A) Borrower shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Term Loans to the date of repurchase of such Term Loans, (B) Borrower shall represent that, as of the launch date of the related Auction and the effective date of any Assignment Agreement, it is not in possession of any information regarding Borrower or its Subsidiaries that may be material to a decision by any Lender to participate in any Auction or enter into any Assignment Agreement or any of the transactions contemplated thereby and that has not previously been disclosed to Administrative Agent and the Lenders (except to the extent that the assigning Lender expressly waives its right to receive such information), (C) such repurchases shall not be deemed to be voluntary prepayments pursuant to this Section 2.13, Section 2.15 or Section 2.16 except that the amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining Installments of principal on such Term Loans and (D) borrowings of Revolving Loans shall not be made to directly or indirectly fund any such repurchase; and

(iii)     Following repurchase by Borrower pursuant to this Section 2.13(d), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to

(A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.  In connection with any Term Loans repurchased and cancelled pursuant to this Section 2.13(d), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.  Any payment made by Borrower in connection with a repurchase permitted by this Section 2.13(d) shall not be subject to the provisions of either Section 2.16(a) or Section 2.17.  Failure by Borrower to make any payment to a Lender required by an agreement permitted by this Section 2.13(d) shall not constitute an Event of Default under Section 9.01(a).

Section 2.14.          ~~Section 2.14.~~  Mandatory Prepayments/Commitment Reductions.

(a)  Asset Sales.

(i)     No later than the second Business Day following the date of receipt by Borrower or any of its Restricted Subsidiaries of any Net Asset Sale Proceeds (other than with respect to a Satellite Asset Sale), Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to invest (or commit to invest) Net Asset Sale Proceeds (including through Permitted Acquisitions) within 12 months of receipt thereof in long term productive assets of the general type used in the business of Borrower and its Restricted Subsidiaries (or if committed to be so invested within such 12 months, then invested within 18 months after receipt thereof).

(ii)     In connection with a Satellite Asset Sale, so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to invest (or commit to invest) Net Asset Sale Proceeds (including through Permitted Acquisitions) of such Satellite Asset Sale within 18 months of receipt thereof in long term productive assets of the general type used in the business of Borrower and its Restricted Subsidiaries (or if committed to be so invested within such 18 months, then invested within 24 months after receipt thereof); provided, that if such Net Asset Sale Proceeds are not reinvested within such time periods, then Borrower shall (A) prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b)

in an aggregate amount equal to not less than 25% of such Net Asset Sale Proceeds that have not been reinvested at the end of such time period and (B) deposit the remaining 75% of such Net Asset Sale Proceeds (or the full amount of such Net Asset Sale Proceeds remaining after giving effect to the prepayment under clause (A) above) that have not been reinvested at the end of such time period in a Satellite Asset Sale Account subject to clause (iii) of this Section 2.14(a).

(iii)     Any amounts in the Satellite Asset Sale Account may be withdrawn therefrom by the Borrower or applicable Guarantor and invested in the long term productive assets of the general type used in the business of the Borrower and its Restricted Subsidiaries (which, for the avoidance of doubt, such permitted use will not include any Permitted Acquisition or Restricted Junior Payment); provided if any part of any amount withdrawn from the Satellite Asset Sale Account is not so invested within 15 days from the date of withdrawal, then Borrower shall promptly redeposit in the Satellite Asset Sale Account an amount equal to the amount not so invested.  If at any time after deposit into the Satellite Asset Sale Account Borrower determines not to reinvest any amount of such deposited funds as provided in this clause (iii) of Section 2.14(a), Borrower shall prepay the Loans and/or permanently reduce the Revolving Commitments as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such amount.

(b)  Insurance/Condemnation Proceeds.  No later than the later of (i) the second Business Day following the date of receipt by Borrower or any of its Restricted Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds and (ii) 30 days after the casualty event or condemnation, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, that (i) so long as no Default or Event of Default shall have occurred and be continuing both immediately before and after giving effect to such investment and (ii) to the extent any such Net Insurance/Condemnation Proceeds relate to a Satellite that has suffered a Partial Failure, Total Failure or Constructive Total Failure, the Borrower shall have delivered to the Administrative Agent Projections revised to reflect such Partial Failure, Total Failure or Constructive Total Failure and reasonably satisfactory to the Administrative Agent, Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries to invest (or commit to invest) such Net Insurance/Condemnation Proceeds (including through Permitted Acquisitions) within 12 months of receipt thereof in long term productive assets of the general type used in the business of Borrower and its Restricted Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof (or if committed to be so invested within such 12 months, then invested within 18 months after receipt thereof).

(c)  Issuance of Debt.  On the date of receipt by Borrower or any of its Restricted Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Restricted Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), Borrower shall prepay Term Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d)  Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2013), Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to (i) the ECF Percentage of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments).

(e)  Revolving Loans and Swing Loans.  Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(f)  Prepayment Certificate.  Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.14(a) and 2.14(b), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.15.          ~~Section 2.15.~~  Application of Prepayments/Reductions.

(a)  Application of Voluntary Prepayments by Type of Loans.  Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swing Line Loans to the full extent thereof;

second, to repay outstanding Revolving Loans to the full extent thereof; and

third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Term Loans.

(b)  Application of Mandatory Prepayments by Type of Loans.  Any amount required to be paid pursuant to Sections 2.14(a) through Section 2.14(d) shall be applied as follows:

first, to (x) the next eight (8) scheduled Installments of principal of the Term Loans in direct order of maturity and (y) thereafter, the remaining scheduled Installments of principal of the Term Loans on a pro rata basis;

second, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Commitments by the amount of such prepayment;

third, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment;

fifth, to cash collateralize Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such cash collateralization; and

sixth, to further permanently reduce the Revolving Commitments to the full extent thereof.

(c)  Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.  Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

Section 2.16.          ~~Section 2.16.~~  General Provisions Regarding Payments.

(a)  All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)  All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)  Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender~~’~~’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)  Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)  Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)  Borrower hereby authorizes Administrative Agent to charge Borrower~~’~~’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)  Borrower shall make each payment required to be made by it hereunder or under any other Credit Document on or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to 12:00 p.m., New York City Time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

(h)  If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 9.01, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9 of the Security Agreement.

Section 2.17.          ~~Section 2.17.~~  Ratable Sharing.

(a)  Lenders hereby agree among themselves that , except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker~~’~~’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker~~’~~’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.17 shall not be construed to apply to (i) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

(b)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(b), Section 2.04(e), Section 2.04(d), or Section 10.06, then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by Administrative Agent for the account of such Lender for the benefit of Administrative Agent, the Swing Line Lender or the Issuing Bank to satisfy such Lender~~’~~’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Administrative Agent in its discretion.

Section 2.18.          ~~Section 2.18.~~  Making or Maintaining Eurodollar Rate Loans.

(a)  Inability to Determine Applicable Interest Rate.  In the event that (x) Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted

Eurodollar Rate, or (y) Administrative Agent is advised by the Requisite Lenders that the Adjusted Eurodollar Rate for such Interest Rate Determination Date will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such borrowing for such Interest Rate Determination Date; in either such case Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, ~~and~~ (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower and (iii) any outstanding Eurodollar Rate Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans.

(b)  Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail, telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then ~~(i)~~ (i) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, ~~(ii)~~ (ii) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, ~~(iii)~~ (iii) the Lenders~~’~~’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender~~’~~’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and ~~(iv)~~ (iv) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c)  Compensation for Breakage or Non Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (A) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (B) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans (including in connection with the replacement of a Lender pursuant to Section 2.22) occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (C) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d)  Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender

(e)  Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided,  however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

Section 2.19.          ~~Section 2.19.~~  Increased Costs; Capital Adequacy.

(a)  If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender

(except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or the Issuing Bank;

(ii)     impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

(iii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (c) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income, however denominated, or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender~~’~~’s or the Issuing Bank~~’~~’s capital or on the capital of such Lender~~’~~’s or the Issuing Bank~~’~~’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender~~’~~’s or the Issuing Bank~~’~~’s holding company could have achieved but for such Change in Law (taking into consideration such Lender~~’~~’s or the Issuing Bank~~’~~’s policies and the policies of such Lender~~’~~’s or the Issuing Bank~~’~~’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender~~’~~’s or the Issuing Bank~~’~~’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender~~’~~’s or the Issuing Bank~~’~~’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender~~’~~’s or the Issuing Banks intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.20.          ~~Section 2.20.~~  Taxes; Withholding, Etc.

(a)  Withholding Taxes; Gross-Up.  Each payment by any Credit Party under any Credit Document shall be made without withholding for any Taxes, unless such withholding is required by law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by any Credit Party shall be increased as necessary so that net of such withholding (including withholding applicable to additional amounts payable under this Section) the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)  Payment of Other Taxes by Borrower.   Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Evidence of Payment.  As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d)  Indemnification by Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient in connection with any Credit Document (including amounts paid or payable under clauses (a) and (d) of Section 2.20) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.20(d) shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable and describing in reasonable detail the calculation of and the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to Administrative Agent.

(e)  Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender that are paid or payable by Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.20(e) shall be paid within 10 days after Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)  Status of Lenders.

(i)     Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding (including backup withholding).  In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A) through (E) below) shall not be required if in the Lender~~’~~’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of such Borrower or Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.20.  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify Borrower and Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)     Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to Borrower and

Administrative Agent (in such number of copies reasonably requested by Borrower and Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)     in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B)     in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)     in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender~~’~~’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)     in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (b) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)     in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner if such beneficial owner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, such

Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)     any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable Borrower or Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)     If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender~~’~~’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.20(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts paid pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything herein to the contrary in this Section 2.20(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.20(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.20(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)  Issuing Bank.  For purposes of Section 2.20, the term “Lender” includes any Issuing Bank.

Section 2.21.          ~~Section 2.21.~~  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender :

(a)  fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)  the Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.05); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby which affects such Defaulting Lender differently than other affected Lenders;

(c)  if any Swing Line Exposure or Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:

(i)     all or any part of the Swing Line Exposure and Letter of Credit Usage of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages  but only to the extent that (x) such reallocation does not cause the aggregate Revolving Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender~~’~~’s Commitments and (y) the conditions set forth in Section 3.02 are satisfied at such time;

(ii)     if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only Borrower~~’~~’s obligations corresponding to such Defaulting Lender~~’~~’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(i) for so long as such Letter of Credit Usage is outstanding;

(iii)     if Borrower cash collateralizes any portion of such Defaulting Lender~~’~~’s Letter of Credit Usage pursuant to clause (ii) above, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(a)(ii) with respect to such Defaulting Lender~~’~~’s Letter of Credit Usage during the period such Defaulting Lender~~’~~’s Letter of Credit Usage is cash collateralized;

(iv)     if the Letter of Credit Usage of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a)(i) and Section 2.11(a)(ii) shall be adjusted in accordance with such non-Defaulting Lenders~~’~~’ Applicable Percentages; and

(v)      if all or any portion of such Defaulting Lender~~’~~’s Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(a)(ii) with respect to such Defaulting Lender~~’~~’s Letter of Credit Usage shall be payable to the Issuing Bank until and to the extent that such Letter of Credit Usage is reallocated and/or cash collateralized; and

(d)  so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender~~’~~’s then outstanding Letter of Credit Usage will be 100% covered by the Commitments of the non-Defaulting Lenders  and/or cash collateral will be provided by Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with Borrower or such Lender, reasonably satisfactory to the Swing Line Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that Administrative Agent, Borrower, the Swing Line Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and Letter of Credit Usage of the Lenders shall be readjusted to reflect the inclusion of such Lender~~’~~’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.22.          ~~Section 2.22.~~  Obligation to Mitigate; Removal or Replacement of a Lender.

(a)  If any Lender (which term shall include Issuing Bank for purposes of this Section 2.22(a)) requests compensation under Section 2.18, Section 2.19, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.18, 2.19 or 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.22 (setting forth in reasonable detail the basis for such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

(b)  If any Lender (which term shall include Issuing Banks for purposes of this Section 2.22(b) requests compensation under Section 2.19, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or if any Lender becomes a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent (and if a Revolving Commitment is being assigned, Issuing Bank and the Swing Line Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in drawings under Letters of Credit and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 2.23.          ~~Section 2.23.~~  Incremental Facilities.

(a)  Borrower may by written notice to Administrative Agent elect to request (A) prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Loan Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments” and, together with the New Revolving Loan Commitments, the “Incremental Facilities” and each, an “Incremental Facility”), by an amount not in excess of $250,000,000 in the aggregate and not less than $10,000,000 individually (or such lesser amount which shall be approved by Administrative Agent).  Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effective, and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom Borrower proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or a New Term Loan Commitment.  Any New Revolving Loan Lender or New Term Loan Lender shall be reasonably acceptable to the Administrative Agent and, in the case of New Revolving Commitments, the Issuing Bank and the Swing Line Lender, to the extent provided in Section 11.06(c) (any such consents not to be unreasonably withheld or delayed).  Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (2) (x) the Senior Secured Leverage Ratio shall not be greater than 2.75 to 1.00 and (y) Borrower and its Restricted Subsidiaries shall be in compliance with each of the covenants set forth in Article 7, in each case determined on a pro forma basis for the period then most recently ended, including the incurrence of such New Revolving Loan Commitments (and assuming full usage of the New Revolving Loan Commitments with Revolving Loans) or New Term Loans, as applicable; (3) the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Revolving Loan Lender or New Term Loan Lender, as applicable, and Administrative Agent, and each of which shall be recorded in the Register and each New Revolving Loan Lender and New Term Loan Lender shall be subject to the requirements set forth in Section 2.20(c); (4) the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, will rank pari passu or junior in right of payment and with respect to security with the other Loans and Commitments hereunder on terms reasonably satisfactory to Administrative Agent; and (5) (i) the Weighted Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the Weighted Average Life Maturity of the Terms Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the Term Loan Maturity Date and (iii) the Weighted Average Yield and any amortization schedule applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided however that the Weighted Average Yield applicable to the New Term Loans shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Term Loans plus 0.50% per annum unless the interest rate with respect to the Term Loan is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Term Loans to equal the Weighted Average Yield then applicable to the New Term Loans minus 0.50%.  Each Joinder Agreement with a New Revolving Loan Lender not previously a Lender with a Revolving Commitment hereunder, shall be subject to the consent (not to be unreasonably withheld or delayed) of Issuing Bank and the Swing Line Lender.  Any New Term Loans made on an Increased Amount Date shall be designated a separate Series of New Term Loans for all purposes of this Agreement.

(b)  On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with Revolving Exposure shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

(c)  On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d)  Administrative Agent shall notify Lenders promptly upon receipt of Borrower~~’~~’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (z) in the case of each notice to any Lender with Revolving Exposure, the respective interests in such Lender~~’~~’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

(e)  Any New Revolving Loan Commitments shall be on terms and pursuant to documentation applicable to the Revolving Commitments (including the Revolving Commitment Termination Date) and any New Term Commitments and New Term Loans shall be on terms and pursuant to the applicable Joinder Agreement, provided that, to the extent such terms are not consistent with the Term Commitments and Term Loans (except as provided in clause (5) of Section 2.23(a)), such terms shall be reasonably satisfactory to Administrative Agent.  The proceeds of each Incremental Facility shall be used for general corporate purposes of Borrower and its Restricted Subsidiaries, including Permitted Acquisitions and Restricted Junior Payments.

(f)  Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provision of this Section 2.23.

Section 2.24.          ~~Section 2.24.~~  Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given.  In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern.  In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given.  Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

Article 3
Conditions Precedent

Section 3.01.          ~~Section 3.01.~~  Closing Date.  The obligation of each Lender or Issuing Bank, as applicable, to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.05, of the following conditions on or before the Closing Date (it being understood and agreed that the representations and warranties required to be made on the Closing Date are deemed to be made concurrently with the consummation of the Acquisition contemplated hereby):

(a)  Credit Documents.  Administrative Agent and Arrangers shall have received executed counterparts of each Credit Document from each applicable Credit Party.

(b)  Organizational Documents; Incumbency.  Administrative Agent and Arrangers shall have received, in respect of each Credit Party, ~~(i)~~ (i) each Organizational Document of such Credit Party, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; ~~(ii)~~ (ii) signature and incumbency certificates of the officers of such Credit Party; ~~(iii)~~ (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and ~~(iv)~~ (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party~~’~~’s jurisdiction of incorporation, organization or formation, each dated the Closing Date or a recent date prior thereto.

(c)  Consummation of the GeoEye Acquisition.  The GeoEye Acquisition shall have been consummated substantially concurrently with the funding of the initial Loans on the Closing Date on the terms described in the Acquisition Agreement, without any amendment, modification or waiver thereof or any consent thereunder that is material and adverse to the Lenders unless consented to by the Arrangers (such consent not to be unreasonably withheld or delayed).

(d)  Existing Credit Facility.  Administrative Agent shall have received evidence reasonably satisfactory to it that (i) concurrently with the making of the initial Loans hereunder, (x) all principal, interest and other amounts outstanding with respect to the Existing Credit Facility shall be repaid and satisfied in full, (y) all commitments to extend credit under the agreements and instruments relating thereto shall be terminated, and (z) any Liens securing the Existing Credit Facility shall be released and any related filings terminated of record, and (ii) any letters of credit outstanding with respect to the Existing Credit Facility have been terminated or canceled (or arrangements reasonably satisfactory to Administrative Agent made therefor).

(e)  Personal Property Collateral.  Each Credit Party shall have delivered to Collateral Agent:

(i)     evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Security Agreement, the Securities Pledge Agreement and the other Collateral Documents (including their obligations to execute and deliver UCC financing statements);

(ii)     fully executed counterparts of the Security Agreement and the Securities Pledge Agreement;

(iii)     a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby; and

(iv)     fully executed IP Security Agreement Supplements (if any), in proper form for filing or recording in the United States.

(f)  [Reserved].

(g)  Financial Statements; Projections.  Administrative Agent and the Arrangers shall have received: (a)~~(i)~~ (i) the Borrower Historical Financial Statements, ~~(ii)~~ (ii) pro forma consolidated and consolidating balance sheets and related statements of income for Borrower (the “Pro Forma Financial Statements”), for Fiscal Year 2011 and for the latest four-quarter period ended with the latest period covered by the Borrower Unaudited Financial Statements, and reflecting the consummation of the Transactions to occur on or prior to the Closing Date, and ~~(iii)~~ (iii) the Projections, and (b) the GeoEye Historical Financial Statements.  The Pro Forma Financial Statements shall have been prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the Securities and Exchange Commission with such adjustments as are reasonably satisfactory  to the Arrangers.  The filing of any required financial statements referenced in clause (i) of the definition of “GeoEye Historical Financial Statements” on form 10-K, form 10-Q or form 8-K by GeoEye will satisfy the requirements of the foregoing clause (b) with respect to such financial statements.

(h)  Lien Searches.  Administrative Agent shall have received the results of recent lien searches in each relevant jurisdiction with respect to the Borrower and the Guarantors.

(i)  Evidence of Insurance.  Collateral Agent shall have received a certificate from the applicable Credit Party~~’~~’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.05.

(j)  Opinions of Counsel to Credit Parties.  Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Credit Parties as to such matters as Administrative Agent or Arranger may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Arranger (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(k)  Fees.  Borrower shall have paid to each Agent, the Collateral Agent and Arrangers the fees payable on or before the Closing Date referred to in Section 2.11(d) and (e) and all expenses payable pursuant to Section 11.02 which have accrued to the Closing Date, in each case that have been invoiced at least two Business Days prior to the Closing Date.

(l)  Solvency Certificate.  On the Closing Date, Administrative Agent and Arranger shall have received a Solvency Certificate demonstrating that the Credit Parties, on a consolidated basis, are and will be Solvent.

(m)  Know Your Customer.  At least 5 days prior to the Closing Date, the Lenders shall have received all documentation and other information requested by any Lender at least five Business Days prior to the Closing Date that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56) (the “PATRIOT Act”).

(n)  No GeoEye Material Adverse Effect.  Except as disclosed in the GeoEye Reporting Documents (as defined in the Acquisition Agreement) filed prior to the date of the Acquisition Agreement, since December 31, 2011, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a GeoEye Material Adverse Effect.

(o)  GeoEye Satisfaction and Discharge.  Each of the GeoEye Senior Notes Indentures shall have been (or shall be simultaneously with the initial funding of the Loans hereunder) satisfied and discharged.

(p)  Representations and Warranties.  Administrative Agent shall have received a certificate, signed by an Authorized Officer of Borrower, in form and substance reasonably satisfactory to Administrative Agent, certifying that the representations and warranties (x) made by or with respect to GeoEye and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Borrower (or an Affiliate thereof) has the right (determined without regard to any notice requirement) to terminate, or not to consummate, its obligations under the Acquisition Agreement as a result of such breach of such representations in the Acquisition Agreement and (y) set forth in Section 4.01, Section 4.03, Section 4.04(i)(1), Section 4.04(i)(2), Section 4.06, Section 4.16(d), Section 4.20, Section 4.24 and Section 4.26, are true and correct as of the Closing Date, both immediately before and after giving effect to the consummation of the Transactions, the making of the initial Loans hereunder and the application of the proceeds thereof.

Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, the terms hereof and of the other Credit Documents will be such that they do not impair the availability of the initial borrowing on the Closing Date if the conditions set forth herein are satisfied (it being understood that to the extent any security interest in the Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or IP Security Agreement Supplements or the delivery of Stock Certificates) is not perfected on the Closing Date after the use of commercially reasonable efforts to do so by Borrower and its Subsidiaries, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the initial borrowing on the Closing Date but such security interest(s) will be required to be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by Arrangers and Borrower acting reasonably (it being further understood that (A) with respect to perfection of security interests in UCC Filing Collateral, Borrower~~’~~’s sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Administrative Agent and to irrevocably authorize and to cause the applicable Credit Party to irrevocably authorize the Administrative Agent to file such UCC financing statements, (B) with respect to perfection of security interests in Stock Certificates, Borrower~~’~~’s sole obligation shall be to deliver to the Administrative Agent or its legal counsel Stock Certificates together with undated stock powers executed in blank and (C) with respect to perfection of security interests in Intellectual Property, in addition to the actions required by clause (A), Borrower~~’~~’s sole obligation shall be to execute and deliver, or cause to be executed and delivered, necessary and customary IP Security Agreement Supplements to the Administrative Agent in proper form for filing with the United States Patent and Trademark Office and the United States Copyright Office and to irrevocably authorize, and to cause the applicable Credit Party to irrevocably authorize, the Administrative Agent to file such IP Security Agreement Supplements with the United States Patent and Trademark Office and the United States Copyright Office). For purposes hereof, (1) “UCC Filing Collateral” means Collateral located in any state of the United States or the District of Columbia consisting of assets of Borrower and each of the Guarantors for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (2) “Stock Certificates” means Collateral consisting of stock certificates representing capital stock of Borrower and its Subsidiaries required as Collateral under the Credit Documents for which a security interest can be perfected by delivery of such Stock Certificates and (3) “Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks and copyrights registered with the United States Patent and Trademark Office or the United States Copyright Office.

Section 3.02.          ~~Section 3.02.~~  Conditions to Each Credit Extension.    The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, other than the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 11.05, of the following conditions precedent:

(i)     Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii)     after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii)     as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and  correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iv)     as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v)     on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice.

Article 4
Representations and Warranties

In order to induce Agents, Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants that:

Section 4.01.          ~~Section 4.01.~~  Organization; Requisite Power and Authority; Qualification.  Each of Borrower and its Restricted Subsidiaries

(i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.01, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

Section 4.02.          ~~Section 4.02.~~  Equity Interests and Ownership.  The Equity Interests of each of Borrower and its Restricted Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.02, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any Restricted Subsidiary of Borrower is a party requiring, and there is no membership interest or other Equity Interests of any Restricted Subsidiary of Borrower outstanding which upon conversion or exchange would require, the issuance by such Restricted Subsidiary of any additional membership interests or other Equity Interests of such Restricted Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of such Restricted Subsidiary.  Schedule 4.02 correctly sets forth the ownership interest of each of Borrower~~’~~’s Subsidiaries in its respective Subsidiaries as of the Closing Date.

Section 4.03.          ~~Section 4.03.~~  Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.04.          ~~Section 4.04.~~  No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (i) violate (1) any provision of any material law or any material governmental rule or regulation applicable to Borrower or any of its Restricted Subsidiaries, (2) any of the Organizational Documents of Borrower or any of its Restricted Subsidiaries, or (3) any material order, judgment or decree of any court or other agency of government binding on Borrower or any of its Restricted Subsidiaries; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Borrower or any of its Restricted Subsidiaries; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Restricted Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of Borrower or any of its Restricted Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

Section 4.05.          ~~Section 4.05.~~  Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date and (ii) those registrations, consents, approvals, notices or actions the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.06.          ~~Section 4.06.~~  Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors~~’~~’ rights generally or by equitable principles relating to enforceability.

Section 4.07.          ~~Section 4.07.~~  Financial Statements.  The Borrower Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, none of Borrower and any of its Restricted Subsidiaries has any contingent liability or liability for Taxes, long term lease or unusual forward or long term commitment that is not reflected in the Borrower Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and any of its Restricted Subsidiaries taken as a whole.

Section 4.08.          ~~Section 4.08.~~  Projections.  On and as of the Closing Date, the projections of Borrower and its Restricted Subsidiaries for the period of (x) Fiscal Year 2013 through and including Fiscal Year 2016 and (y) each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs until the fourth Fiscal Quarter of Fiscal Year 2014 (collectively, the “Projections”) are based on good faith estimates and assumptions believed by it to be reasonable at the time so furnished; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

Section 4.09.          ~~Section 4.09.~~  No Material Adverse Effect.  Since December 31, 2011, no event, circumstance or change has occurred that has caused or evidences, or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10.          ~~Section 4.10.~~  Adverse Proceedings, Etc.  There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect.  None of Borrower and any of its Restricted Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.11.          ~~Section 4.11.~~  Payments of Taxes.  All Tax returns and reports of Borrower and its Restricted Subsidiaries required to be filed by any of them have been timely filed, and Borrower and its Restricted Subsidiaries have paid or caused to be paid all Taxes due and payable except, in each case, Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP and except, in each case, to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  None of Borrower and any of its Restricted Subsidiaries has knowledge of any proposed Tax assessment against Borrower or any of its Restricted Subsidiaries that is not being actively contested by Borrower or such Restricted Subsidiary in good faith and by appropriate proceedings and for which Borrower or such Restricted Subsidiary has not provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.12.          ~~Section 4.12.~~  Properties.

(a)  Personal Property.  Each of Borrower and its Restricted Subsidiaries has, (i) to the knowledge of Borrower, valid licensed rights in (in the case of licensed interests in intellectual property) and (ii) good title to (in the case of all other tangible personal property), all of their respective properties and assets, in each case except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and where the failure to have such title, interest, or right would not reasonably be expected to have a Material Adverse Effect.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than (i) Permitted Liens, (ii) Liens arising by operation of law and (iii) minor defects in title that do not materially interfere with the ability of Borrower and its Restricted Subsidiaries to conduct their businesses.

(b)  Real Property.

(i)     Each Credit Party has good record and marketable title in fee simple to, or valid leasehold interests in, all its real property, except where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect.  All such properties are free and clear of all Liens (other than Permitted Liens).

(ii)     As of the Closing Date, set forth on Schedule 4.12, with respect to each Credit Party, is a true, correct and complete list of  all real property owned by such Credit Party having a fair market value in excess of $5,000,000. Except to the extent such failure or default would result in a Material Adverse Effect, (i) each lease and sublease to which any Credit Party is a tenant or subtenant is valid and enforceable in accordance with its terms and is in full force and effect and, (ii) to the knowledge of the Credit Parties no written notice of an event of default by the applicable tenant has been received and the applicable landlord is not in material default of any of its obligations under such lease or sublease.

Section 4.13.          ~~Section 4.13.~~  Environmental Matters.  Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Borrower, become subject to any Environmental Claim, (iii) has received written notice of any Environmental Claim or (iv) has, to the knowledge of Borrower, any basis to reasonably expect that Borrower or any Restricted Subsidiary will become subject to any Environmental Claim.

Section 4.14.          ~~Section 4.14.~~  No Defaults.  None of Borrower and any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

Section 4.15.          ~~Section 4.15.~~  Material Contracts.  Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder as of the Closing Date.

Section 4.16.          ~~Section 4.16.~~  Governmental Regulation.

(a)  All Governmental Approvals, other than the filings and recordations contemplated by the Collateral Documents, required to be obtained by Borrower or any of its Restricted Subsidiaries for the DigitalGlobe Business have been duly obtained, are validly issued, are in full force and effect, are held in the name or extend to the benefit of Borrower or one of its Restricted Subsidiaries and are free from any conditions or requirements that Borrower could not reasonably be expected to satisfy on or prior to the date such Governmental Approval is required for the DigitalGlobe Business, except where the failure to have so obtained, issued or to be in force and effect, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)   To the knowledge of Borrower, all Governmental Approvals that have been obtained by any Person other than Borrower or any of its Restricted Subsidiaries for the DigitalGlobe Business have been duly obtained, are validly issued, are in full force and effect, are held in the name or extend to the benefit of the relevant Person and are free from any conditions or requirements that Borrower could not reasonably expect such other Person to satisfy in the ordinary course of the DigitalGlobe Business, except where the failure to have so obtained, issued or to be in force and effect, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)  Except as provided in Schedule 4.16, the DigitalGlobe Business in all material respects conforms to and complies with all applicable covenants, conditions, restrictions and reservations in all Governmental Approvals required for the DigitalGlobe Business and all Regulations applicable thereto, except where the failure to conform or comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d)  None of Borrower and any of its Restricted Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  None of Borrower and any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17.          ~~Section 4.17.~~  Employee Matters.  None of Borrower and any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect.  There is ~~(i)~~ (i) no unfair labor practice complaint pending against Borrower or any of its Restricted Subsidiaries, or to the knowledge of Borrower, threatened against it before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Restricted Subsidiaries or to the knowledge of Borrower, threatened against it, ~~(ii)~~ (ii) no strike or work stoppage in existence or threatened involving Borrower or any of its Restricted Subsidiaries, and ~~(iii)~~ (iii) to the knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Restricted Subsidiaries and, to the knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

Section 4.18.          ~~Section 4.18.~~  Employee Benefit Plans.  Borrower, each of its Restricted Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have administered and operated each Employee Benefit Plan materially in accordance with its terms.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of Borrower, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or reasonably is expected to be incurred by Borrower, any of its Restricted Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Restricted Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Restricted Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero.  Borrower, each of its Restricted Subsidiaries and each of their ERISA Affiliates have complied (if and to the extent applicable) with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.19.          ~~Section 4.19.~~  Certain Fees.  No broker~~’~~’s or finder~~’~~’s fee or commission will be payable with respect to the transactions contemplated by the Senior Notes Indenture, except as payable to Agents and Lenders.

Section 4.20.          ~~Section 4.20.~~  Solvency.  Immediately after giving effect to the Transactions on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, the Credit Parties, taken as a whole, will be Solvent.

Section 4.21.          ~~Section 4.21.~~  Senior Indebtedness.  The Obligations constitute “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) of each Credit Party with respect to any Indebtedness of the Borrower or any Subsidiary that is, or that is required to be, subordinated in payment or lien priority to the Obligations.

Section 4.22.          ~~Section 4.22.~~  Compliance with Statutes, Etc.  Each of Borrower and its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of  its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such

Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Restricted Subsidiaries), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.23.          ~~Section 4.23.~~  Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Borrower or any of its Restricted Subsidiaries for use in connection with the transactions contemplated hereby, when furnished and taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made; provided that any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

Section 4.24.          ~~Section 4.24.~~  PATRIOT Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.25.          ~~Section 4.25.~~  Sanctioned Persons.  None of Borrower, its Subsidiaries and, to the knowledge of Borrower, the directors, officers, agents, employees and Affiliates of Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 4.26.          ~~Section 4.26.~~  Federal Reserve Regulations.

(a)  None of Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately,

for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulation T, U or X.

Article 5
Affirmative Covenants

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made) and cancellation or expiration or cash collateralization of all Letters of Credit on terms reasonably satisfactory to the Issuing Bank, each Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Article 5.

Section 5.01.          ~~Section 5.01.~~  Financial Statements and Other Reports.  Borrower will deliver to Administrative Agent for delivery to the Lenders:

(a)  Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b)  Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, ~~(i)~~ (i) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders~~’~~’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and ~~(ii)~~ (ii) with respect to such consolidated financial statements a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Borrower, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a certificate by such independent certified public accountants stating whether they obtained knowledge during the course of their examination of such financial statements that Borrower failed to comply with

Sections 7.01 and 7.02 (which certificate may be limited to the extent required by accounting rules or guidelines);

(c)  Compliance Certificate; Reserved Funds Report.  Commencing with the Fiscal Quarter ending June 30, 2013, together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.01(a) and 5.01(b), a duly executed and completed Compliance Certificate and a report of a Financial Officer of Borrower specifying all amounts that have been deposited in or released from the Reserved Funds Account during the period specified in the Compliance Certificate;

(d)  Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.01(a) or 5.01(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(e)  Notice of Default.  Promptly upon any officer of Borrower obtaining knowledge ~~(i)~~ (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower with respect thereto; ~~(ii)~~ (ii) that any Person has given any notice to Borrower or any of its Restricted Subsidiaries or taken any other action with respect to any event or condition set forth in Section 9.01(e); or ~~(iii)~~ (iii) of the occurrence of any event or change that has caused or would reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f)  Notice of Litigation.  Promptly upon any officer of Borrower obtaining knowledge of ~~(i)~~ (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or ~~(ii)~~ (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(g)  ERISA.  ~~(i)~~ (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that has or is reasonably expected to result in liability to Borrower in excess of $~~35,000,000,~~50,000,000, a written notice specifying the nature thereof, what action Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal

Revenue Service, the Department of Labor or the PBGC with respect thereto; and ~~(ii)~~ (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning any such ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(h)  Insurance Report.  Upon the annual renewal of the applicable insurance policy, a certificate from Borrower~~’~~’s insurance broker(s) in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage under such policy maintained as of the date of such certificate by Borrower and its Restricted Subsidiaries;

(i)  Information Regarding Collateral.  Borrower will furnish to Collateral Agent all information regarding Collateral required pursuant to the Collateral Documents;

(j)  Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(b), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer ~~(i)~~ (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and ~~(ii)~~ (ii) certifying that, to its knowledge, all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Perfection Certificate) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(k)  Other Information.  ~~(i)~~ (i) Promptly upon their becoming available, copies of ~~(A)~~ (A) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any Restricted Subsidiary of Borrower to its security holders other than Borrower or another Restricted Subsidiary of Borrower and ~~(B)~~ (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority and ~~(C)~~ (ii) such other information and data with respect to Borrower or any of its Restricted Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(l)  Certification of Public Information.  Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders.  Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Borrower which is suitable to make available to Public Lenders.  If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Borrower, its Restricted Subsidiaries and their securities.

Information required to be delivered pursuant to Section 5.01(a), Section 5.01(b), and Section 5.01(k) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall have been  posted by Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.

Section 5.02.          ~~Section 5.02.~~  Existence.  Except as otherwise permitted under Section 6.07, each Credit Party will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided, that no Credit Party (other than Borrower with respect to existence) or any of its Restricted Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person~~’~~’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.03.          ~~Section 5.03.~~  Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (i) it is not more than 30 days overdue or (ii) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

Section 5.04.          ~~Section 5.04.~~  Maintenance of Properties.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to:

(a)  Maintain, preserve and protect all of its material properties (tangible or real) and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted, and casualty or condemnation excepted, except where the failure so to maintain such properties would not reasonably be expected to have a Material Adverse Effect;

(b)  Make all necessary renewals, repairs, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c)  Keep all material leases to which any Credit Party is a party in full force and effect (provided that nothing in this clause (c) shall prevent any Credit Party to termination or not to renew any lease in connection with the relocation or closure of the leased premises or otherwise in the ordinary course of business consistent with past practices), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.05.          ~~Section 5.05.~~  Insurance.

(a)  General Coverage.  Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Restricted Subsidiaries (other than Satellites) as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Except as otherwise agreed by Collateral Agent, each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days~~’~~’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

(b)  Satellite Coverage.

(i)     Launch and Initial Operations Insurance.  Prior to the launch of any Satellite not in orbit as of the Closing Date, Borrower shall procure, or cause to be procured, at its own expense, launch and initial operations insurance for a period commencing no later than the time of the launch of such Satellite and expiring thereafter, in an amount as is reasonable and customary in the case of satellites having similar value and properties for companies engaged in the same or similar business or having similar properties, similarly situated, such insurance to be on terms and conditions, including customary exclusions and having such deductibles, as are customary in the case of satellites having similar value and properties for companies engaged in the same or similar business or having similar properties, similarly situated.

(ii)     In-Orbit Insurance.  Unless the Board of Directors of Borrower shall have passed a resolution that in-orbit insurance is not available to Borrower at such time on terms that are commercially reasonable, Borrower shall use commercially reasonable efforts to procure and maintain, at its own expense, in-orbit insurance for Satellites (other than “Quickbird” and “IKONOS”) on an aggregate basis or an individual basis, as determined by Borrower, in orbit during the commercial useful life of such Satellites, commencing immediately upon the expiration of the applicable launch and initial operations insurance coverage, such insurance to be in such amounts and on such terms and conditions as are reasonable and customary in the case of satellites having similar value and properties for companies engaged in the same or similar business or having similar properties, similarly situated; provided that such resolution of the Board of Directors of Borrower shall be effective for a period not in excess of 6 months.

(iii)     Common Terms. The Collateral Agent shall be named as additional insured and, together with Borrower as the only loss payees, as their interests may appear, on terms and conditions set forth in this clause (iii) in respect of the insurance policies required to be maintained pursuant to Section 5.05(b)(i) and Section 5.05(b)(ii). All policies of insurance required to be maintained pursuant to such Sections shall provide, either as a clause in, or an endorsement to, such policies, that (A) there shall be no recourse against the Collateral Agent or any Collateral for payment of premiums or other amounts with respect thereto, and (B) the insurers will endeavor to provide the Collateral Agent with at least 15 days~~’~~’ prior written notice of reduction in coverage or amount (other than a reduction in coverage or amount resulting from a payment thereunder), cancellation (including in the case of nonpayment of premiums) of any policy.  If Borrower fails or may fail to timely file any proof of loss, the Collateral Agent shall have the right to submit such proof of loss in the place of Borrower, subject to compliance by the Collateral Agent with the terms and conditions of the applicable policy.  Each such policy shall, either as a clause in, or an endorsement to, such policies, (A) waive any right of subrogation against the Collateral Agent (and its officers, employees, agents and insurers), (B) provide that the insurance be primary and not excess to or contributory to any insurance or self-insurance maintained by Borrower and (C) waive any right of the insurers to any set off or counterclaim or any other deduction (other than non- payment of premiums).  All endorsements referred to in this Section 5.05(b)(iii) with respect to insurance currently held by or on behalf of Borrower shall be delivered no later than 180 days after the Closing Date.

(iv)     Claims Under Launch and Initial Operations Policies and Under In Orbit Policies.  Borrower shall promptly and simultaneously notify the Lenders and Borrower~~’~~’s insurance broker in writing of any loss covered by any insurance referred to in Section 5.05(b)(i) or Section 5.05(b)(ii) and, upon obtaining knowledge thereof, of any such potential loss and shall file a proof of loss with respect thereto with the insurers (with copies thereof sent simultaneously to the Lenders) as early as possible within the period allowed therefor in the related insurance policy (and in any event not later than the last date on which each proof of loss may be filed).

(c)  Flood Insurance. Notwithstanding anything herein to the contrary, with respect to each Mortgaged Property, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws. Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

Section 5.06.          ~~Section 5.06.~~  Books and Records; Inspections.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives of the Lenders designated by Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its respective Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that unless an Event of Default has occurred and is continuing, such visitation and inspection rights may only be exercised by Administrative Agent once per calendar year.

Section 5.07.          ~~Section 5.07.~~  Lenders~~’~~’ Meetings.  Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders not more than once during each Fiscal Year to be held at Borrower~~’~~’s corporate offices (or at such other location as may be agreed by Borrower and Administrative Agent, including by telephonic conference call) at such time as may be agreed to by Borrower and Administrative Agent.

Section 5.08.          ~~Section 5.08.~~  Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Restricted Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09.          ~~Section 5.09.~~  Environmental.

(a)  Environmental Disclosure.  Borrower will reasonably and promptly deliver to Administrative Agent and the Lenders reasonably detailed written notice of the occurrence of any event, or the identification of any condition, that could reasonably be expected to result in an Environmental Claim that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and shall provide with reasonable promptness, documents and information from time to time that may be reasonably requested by Administrative Agent in relation to any such events or conditions.

(b)  Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.          ~~Section 5.10.~~  Subsidiaries.  In the event that any Person becomes a direct or indirect wholly owned Domestic Subsidiary of Borrower (other than (w) a CFC Pledgor, (x) any direct or indirect Subsidiary of a CFC, (y) an Unrestricted Subsidiary or (z) an Immaterial Subsidiary), Borrower shall promptly (i) cause such wholly owned Domestic Subsidiary that is a Restricted Subsidiary to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement and a Grantor under the Security Agreement and the Securities Pledge Agreement by executing and delivering to Collateral Agent the joinder and assumption agreements required thereunder respectively, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent in the Collateral Documents.  In the event that any Person becomes a Subsidiary of Borrower, and the ownership interests of such Subsidiary are owned by Borrower or by any Guarantor, Borrower shall take, or shall cause such Guarantor to take, all of the actions referred to in the Securities Pledge Agreement necessary to grant a perfected security interest in favor of Collateral Agent, for the benefit of Secured Parties, under the Securities Pledge Agreement in the Equity Interests of each Domestic Subsidiary held by Borrower or any Guarantor and the Equity Interests of any Foreign Subsidiary held directly by Borrower or any Guarantor (provided that, in each case, no pledge shall be required of (x) Equity Interests of any Unrestricted Subsidiary or any Immaterial Subsidiary or (y) more than 65% of the outstanding voting Equity Interests of any CFC or CFC Pledgor).  With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedules 4.01 and 4.02 for all purposes hereof.

Section 5.11.          ~~Section 5.11.~~  Additional Material Real Estate Assets.  If any fee owned real properties are acquired by Borrower or any Credit Party after the Closing Date, having a value in excess of $5,000,000, Borrower will notify the Administrative Agent thereof and, if requested by the Administrative Agent, Borrower will, no later than 90 days after such acquisition (or such longer period as agreed to by the Administrative Agent in its sole discretion), cause such properties to be subjected to a mortgage Lien securing the Obligations, and will take the actions described in Schedule 5.11 to grant and perfect such mortgage Liens, all at the expenses of Borrower.

Section 5.12.          ~~Section 5.12.~~  Further Assurances.  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower, and its Restricted Subsidiaries and all of the outstanding Equity Interests of Borrower~~’~~’s Subsidiaries (subject to limitations contained in the Credit Documents and the Collateral Documents, including with respect to Foreign Subsidiaries, Immaterial Subsidiaries and Unrestricted Subsidiaries).

Section 5.13.          ~~Section 5.13.~~  Maintenance of Ratings.    Unless otherwise consented to by Agents or Requisite Lenders, at all times, Borrower shall use commercially reasonable efforts to maintain public ratings issued by Moody~~’~~’s and S&P with respect to its senior secured debt and, in the case of the Borrower, use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody~~’~~’s, in each case in respect of the Borrower.

Section 5.14.          ~~Section 5.14.~~  Designation Of Restricted And Unrestricted Subsidiaries.

(a)  The Board of Directors may designate any Subsidiary, including an existing Subsidiary or any newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause an Event of  Default:

(i)     Such Subsidiary does not own any Equity Interest of Borrower or any Restricted Subsidiary.

(ii)     Borrower would be permitted to make an Investment at the time of the designation in an amount equal to the aggregate Fair Market Value of all Investments of Borrower or its Restricted Subsidiaries in such Subsidiary.

(iii)     Any guarantee or other credit support thereof by Borrower or any Restricted Subsidiary is permitted under Section 6.01 or Section 6.06.

(iv)     None of Borrower and any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.01 or Section 6.06.

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b).

(b)

(i)     A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsection (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d).

(ii)     The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause an Event of Default; provided that any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary may not subsequently be re-designated as an Unrestricted Subsidiary.

(c)  Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i)     all existing Investments of Borrower and the Restricted Subsidiaries therein (valued at Borrower~~’~~’s proportional share of the Fair Market Value of its assets less liabilities) will be deemed made at that time;

(ii)     all existing Equity Interests or Indebtedness of Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time, and all Liens on property of Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time;

(iii)     all existing transactions between it and Borrower or any Restricted Subsidiary will be deemed entered into at that time;

(iv)     it is released at that time from the Guaranty, if any; and

(v)     it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d)  Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(i)     all of its Indebtedness and Disqualified Equity Interests will be deemed incurred at that time for purposes of Section 6.01, but will not be considered the sale or issuance of Equity Interests for purposes of Section 6.08;

(ii)     Investments therein previously charged under Section 6.06 will be credited thereunder;

(iii)     it may be required to become a Guarantor pursuant to Section 5.10; and

(iv)     it will thenceforward be subject to the provisions of this Agreement as a Restricted Subsidiary.

(e)  Any designation by the Board of Directors of a Subsidiary as an Unrestricted Subsidiary after the Closing Date will be evidenced to Administrative Agent by promptly filing with Administrative Agent a copy of the resolutions of the Board of Directors giving effect to the designation and a certificate of an officer of Borrower certifying that the designation complied with the foregoing provisions.

Article 6
Negative Covenants

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made) and cancellation or expiration or cash collateralization of all Letters of Credit on terms reasonably satisfactory to the Issuing Bank, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Article 6.

Section 6.01.          ~~Section 6.01.~~  Indebtedness.    No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)  the Obligations;

(b)  DAP Debt;

(c)  Indebtedness in respect of the Senior Notes, and any Permitted Refinancing thereof;

(d)  Indebtedness of any Restricted Subsidiary to Borrower or to any other Restricted Subsidiary, or of Borrower to any Restricted Subsidiary; provided that (i)

all such Indebtedness owing by a Credit Party to any Restricted Subsidiary that is not a Guarantor shall be unsecured and subordinated in right of payment to the payment in full of the Obligations (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) and (ii) any such Indebtedness of any Restricted Subsidiary that is not a Guarantor owing to any Credit Party shall be subject to the limitations set forth in Section 6.06(d);

(e)  Indebtedness that is ~~(i)~~ (i) either unsecured or subordinated to the Obligations on terms customary at the time for high-yield unsecured or subordinated debt securities issued in a public offering, ~~(ii)~~ (ii) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the maturity date of the Term Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (iii) hereof), ~~(iii)~~ (iii) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable (as determined in good faith by Borrower) to Borrower than the terms and conditions customary at the time for high-yield unsecured or subordinated debt securities issued in a public offering and ~~(iv)~~ (iv) is incurred by Borrower or a Guarantor; provided both immediately prior and after giving effect to the incurrence thereof (x) on a pro forma basis, the Leverage Ratio shall not exceed 4.00 to ~~1.00,~~1.00 and (y) no Event of Default shall exist or result therefrom ~~and (z) Borrower will be in compliance with the financial covenants set forth in Article 7 on a pro forma basis~~; and provided further that a certificate of an Authorized Officer delivered to Administrative Agent at least 4 Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (e) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Administrative Agent notifies Borrower within 2 days of receipt of such certificate that it disagrees with such determination;

(f)  Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations (including in connection with workers~~’~~’ compensation) or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto incurred in the ordinary course of business;

(g)  Indebtedness in connection with Cash Management Agreements, netting services, overdraft protections and otherwise in connection with deposit accounts;

(h)  guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Restricted Subsidiaries;

(i)  guaranties by Borrower of Indebtedness of a Restricted Subsidiary or guaranties by a Restricted Subsidiary or of Indebtedness of Borrower or another Restricted Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01; provided, that (i) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations and (ii) in the case of guaranties by a Credit Party of the obligations of a Restricted Subsidiary that is not a Guarantor, such guaranties shall be permitted by Section 6.06;

(j)  Indebtedness described in Schedule 6.01 and any Permitted Refinancing thereof;

(k)  Indebtedness of Borrower or its Restricted Subsidiaries with respect to real property acquisitions, Capital Leases, sale-lease back transactions and purchase money Indebtedness in an aggregate principal amount not to exceed at any time $100,000,000; provided that any such purchase money Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;

(l)  ~~(i)~~ (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Restricted Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Borrower or any Restricted Subsidiary (other than by any such person that so becomes a Subsidiary or any guaranty that is otherwise permitted pursuant to this Section 6.01), and ~~(ii)~~ (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above (including at the time such Person or assets are acquired), provided, that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) not more than $100,000,000 aggregate principal amount of such Indebtedness outstanding at any time (determined without regard to any Capital Leases, purchase money Indebtedness, performance bonds, industrial revenue bonds and other similar types of Indebtedness) shall be secured by a Lien;

(m)  Indebtedness under any Secured Hedge Agreement;

(n)  Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in connection with permitted Investments or permitted asset sales;

(o)  Indebtedness consisting of promissory notes issued to present or former officers, directors or employees of any Credit Party upon the death, disability, retirement or termination of employment or service of such officer, director or employee or otherwise to finance the purchase or redemption of Equity Interest of Borrower, to the extent the applicable Restricted Junior Payment is permitted by Section 6.04 and in an aggregate principal amount not to exceed $10,000,000 for any Fiscal Year;

(p)  unsecured Indebtedness representing insurance premiums owing in the ordinary course of business;

(q)  Indebtedness representing deferred compensation to employees of Borrower and its Restricted Subsidiaries permitted by the terms of this Agreement and incurred in the ordinary course of business, in an aggregate principal amount not to exceed $10,000,000 for any Fiscal Year;

(r)  other Indebtedness of Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount not to exceed at any time $100,000,000; provided that at the time of the incurrence thereof ~~(i)~~ the aggregate outstanding principal amount of such Indebtedness incurred by Restricted Subsidiaries that are not Guarantors shall not at any time exceed $50,000,000; and ~~(ii) immediately after giving pro forma effect thereto, Borrower will be in compliance with the financial covenants set forth in Article 7; and~~

(s)  ~~(i)~~ (i) Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt and Incremental Equivalent Debt and ~~(ii)~~ (ii) any Permitted Refinancing thereof.

Section 6.02.          ~~Section 6.02.~~  Liens.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, or file or authorize the filing of any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)  Liens under the Collateral Documents in favor of Collateral Agent for the benefit of Secured Parties;

(b)  Liens for Taxes which are not yet due and payable or which are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)  statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)  Liens incurred in the ordinary course of business in connection with (i) workers~~’~~’ compensation, unemployment insurance and other types of social security, retirement benefits, pensions or similar legislation, (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness) or (iii) to secure liability for insurance claims;

(e)  easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries;

(f)  any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and other statutory or common law landlords~~’~~’ liens under leases;

(g)  Liens solely on any Cash or Cash Equivalent earnest money deposits made by Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or to secure any letter of credit, bank guarantee or similar obligation issued in respect thereof;

(h)  purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property, consignment of goods and similar arrangements entered into in the ordinary course of business;

(i)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)  any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(k)  leases, subleases, licenses or sublicenses granted by Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not materially interfering with the ordinary conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(l)  Liens described in Schedule 6.02 and modifications, replacements, renewals or extensions thereof, provided, that no such Lien is spread to cover any additional property after the Closing Date and the amount of the aggregate obligations, if any, secured by any such Lien are not increased;

(m)  Liens securing Indebtedness permitted pursuant to Section 6.01(k); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n)  Liens securing Indebtedness permitted by Section 6.01(l), provided any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by Borrower or its Restricted Subsidiaries;

(o)  [reserved];

(p)  Liens securing obligations under Secured Hedge Agreements permitted under Section 6.01(m);

(q)  attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 9.01;

(r)  customary encumbrances or restrictions (including put and call agreements) with respect to the Equity Interests of any Joint Venture in favor of the other parties to such Joint Venture;

(s)  Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(t)  Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Credit Parties in the ordinary course of business;

(u)  [reserved];

(v)  Liens securing Indebtedness permitted under Section 6.01(b);

(w)  Liens on insurance policies and the proceeds thereof securing the financing of the premiums thereto to the extent permitted under Section 6.01;

(x)  Liens on the Collateral securing (i) Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Incremental Equivalent Debt and (ii) any Permitted Refinancing thereof; and

(y)  other Liens on assets securing Indebtedness and other obligations in an aggregate amount not to exceed $100,000,000 at any time outstanding.

Section 6.03.           ~~Section 6.03.~~  No Further Negative Pledges.  No Credit Party nor any of its Restricted Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except with respect to ~~(a)~~ (a) restrictions identified on Schedule 6.03, ~~(b)~~ (b) this Agreement and the other Credit Documents, ~~(c)~~ (c) the Senior Notes Indenture, ~~(d)~~ (d) any agreements governing any purchase money Liens or Capital Lease obligations otherwise permitted hereby, if the prohibition or limitation therein is only effective against the assets financed thereby, ~~(e)~~ (e) agreements for the benefit of the holders of Liens described in Section 6.02(n) and applicable solely to the property subject to such Lien, ~~(f)~~ (f) covenants in documents creating Liens permitted by Section 6.02(n) prohibiting further Liens on the properties encumbered thereby; ~~(g)~~ (g) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on any Collateral securing the Obligations and that does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations; ~~(h)~~ (h) covenants in any Indebtedness permitted pursuant to Section 6.01 to the extent such restrictions or conditions are not more materially restrictive, taken as a whole, than the restrictions and conditions in the Credit Documents or, in the case of Subordinated Indebtedness, are market terms at the time of issuance or, in the case of Indebtedness of any Foreign Subsidiary, are imposed solely on Foreign Subsidiaries, in each case, as determined in good faith by Borrower; ~~(i)~~ (i) any prohibition or limitation that ~~(1)~~ (1) exists pursuant to applicable law, ~~(2)~~ (2) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.07 pending the consummation of such sale solely with respect to such property being disposed of, ~~(3)~~ (3) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary, ~~(4)~~ (4) exists in any agreement in effect at the time such Restricted Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, ~~(5)~~ (5) is imposed by any amendments or refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to in clauses (c), (d), (g), (h) or (i)(4), provided that such amendments and refinancings are, taken as a whole, no more materially restrictive, taken as a whole, with respect to such prohibitions and limitations than those prior to such amendment or refinancing, in each case, as determined in good faith by Borrower and ~~(6)~~ (j) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures and applicable solely to such Joint Venture entered into in the ordinary course of business.

Section 6.04.          ~~Section 6.04.~~  Restricted Junior Payments.  No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, declare, order, pay, make or set apart any sum for any Restricted Junior Payment (other than in connection with a Permitted Refinancing therefore) except that:

(a)  any Restricted Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to ~~(i)~~ (i) its equity holders, ~~(ii)~~ (ii) Borrower or ~~(iii)~~ (iii) Guarantors;

(b)  so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may purchase Borrower~~’~~’s Equity Interest from present or former officers, directors or employees upon the death, disability, retirement or termination of employment or service of such officer, director or employee or otherwise under any stock option or employee stock ownership plan approved by the Board of Directors of Borrower, in an aggregate amount (net of any proceeds received by Borrower in connection with resales of any Equity Interest so purchased) not exceeding $5,000,000 in any Fiscal Year (and any such portion thereof not so used, beginning the amount for Fiscal Year 2013, may be carried forward to subsequent Fiscal Years and applied subject to the conditions set forth in this clause (b)) and $15,000,000 in the aggregate for all periods after the Closing Date;

(c)  Borrower may make Restricted Junior Payments to redeem in whole or in part any of its Equity Interest for another class of its Equity Interest (including with respect to the conversion of the Existing Preferred Stock into common stock of Borrower) or rights to acquire its Equity Interest or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interest; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interest are at least as advantageous to the Lenders as those contained in the Equity Interest redeemed thereby; provided, further, that the only consideration paid for any such redemption is Equity Interest of

Borrower or the proceeds of any substantially concurrent equity contribution or issuance of Equity Interest;

(d)  Borrower may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued;

(e)  so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may purchase, redeem or otherwise acquire its Equity Interest for aggregate consideration not in excess of $150,000,000 for all periods after the Closing Date;

(f)  Borrower may declare and pay dividends or make other Restricted Junior Payments with respect to its Equity Interests payable solely in additional Equity Interests of Borrower (other than Disqualified Equity Interests);

(g)  So long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may declare and pay regularly scheduled dividends in respect of the Existing Preferred Stock in accordance with the terms of, and only to the extent required by, the agreement pursuant to which the Existing Preferred Stock was issued;

(h)  Borrower may make payments of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Equity Interests of Borrower, including the Existing Preferred Stock and other Preferred Stock; ~~and~~

(i)  so long as no Event of Default has occurred and is continuing or would result therefrom, additional Restricted Junior Payments in an amount not to exceed the Available Amount determined at such time; and

(j)     other Restricted Junior Payments not to exceed $25,000,000 in the aggregate.

Section 6.05.          ~~Section 6.05.~~  Restrictions on Subsidiary Distributions.  Except as provided herein or in documentation relating to Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt, Incremental Equivalent Debt or any Permitted Refinancing thereof, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of Borrower to ~~(a)~~ (a) pay dividends or make any other distributions on any of such Restricted Subsidiary~~’~~’s Equity Interests owned by Borrower or any other Restricted Subsidiary of Borrower, ~~(b)~~ (b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Borrower or any other Restricted Subsidiary of Borrower, ~~(c)~~ (c) make loans or advances to Borrower or any other Restricted Subsidiary of Borrower, or ~~(d)~~ (d) transfer, lease or license any of its property or assets to Borrower or any other Restricted Subsidiary of Borrower, other than (in the case of each of the foregoing clauses

(a) through (d)) restrictions:  ~~(i)~~ (i) any restrictions existing under the Credit Documents, ~~(ii)~~ (ii) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date (including, without limitation, the Senior Notes Indenture), ~~(iii)~~ (iii) any encumbrance or restriction with respect to a Restricted Subsidiary or any of its Restricted Subsidiaries pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary prior to the date on which it became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary) and outstanding on such date, which encumbrance or restriction is not applicable to Borrower or any other Restricted Subsidiary or the properties or assets of Borrower or any other Restricted Subsidiary, ~~(iv)~~ (iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii), of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv); provided,  however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by Borrower in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement, ~~(v)~~ (v) with respect to clause (c), any encumbrance or restriction (A) that restricts the subletting, assignment or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, ~~(vi)~~ (vi) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary, ~~(vii)~~ (vii) restrictions in the transfers of assets encumbered by a Lien permitted by Section 6.02, ~~(viii)~~ (viii) any encumbrance or restriction arising under or in connection with any agreement or instrument relating to any Indebtedness permitted by Section 6.01 if (A) either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such agreement or instrument or (y) Borrower in good faith determines that such encumbrance or restriction will not cause Borrower not to have the funds necessary to pay the Obligations when due and (B) the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by Borrower), ~~(ix)~~ (ix) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Equity Interests of any Person other than a wholly owned Subsidiary that is acquired after the Closing Date, ~~(x)~~ (x) customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted by Section 6.07 pending the consummation of such disposition, ~~(xi)~~ (xi) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures, ~~(xii)~~ (xii) any holder of a Lien permitted by Section 6.02(n) restricting the transfer of the property subject thereto, ~~(xiii)~~ (xiii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.07 pending the consummation of such sale, ~~(xiv)~~ (xiv) any encumbrances or restrictions applicable solely to a Foreign Subsidiary and contained in any credit facility extended to any Foreign Subsidiary and ~~(xv)~~ (xv) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person.

Section 6.06.          ~~Section 6.06.~~  Investments.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any Person, including any Joint Venture, except:

(a)  Investments in Cash and Cash Equivalents;

(b)  Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Borrower and any wholly owned Restricted Subsidiary of Borrower;

(c)  Investments ~~(1)~~ (1) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and ~~(2)~~ (2) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Restricted Subsidiaries;

(d)  intercompany loans to the extent permitted under Section 6.01(d) and other Investments in Restricted Subsidiaries which are not Guarantors, provided that such Investments (including through intercompany loans and any Permitted Acquisition) in Restricted Subsidiaries that are not Guarantors shall not exceed at any time an aggregate amount of $50,000,000;

(e)  loans and advances to employees of Borrower and its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000;

(f)  Permitted Acquisitions; provided that the sum of the aggregate amount of (i) Permitted Acquisitions pursuant to which the Person whose Equity Interests are acquired does not become a Guarantor and (ii) Investments made pursuant to clause (q) shall not at any time exceed $500,000,000;

(g)  Investments described in Schedule 6.06;

(h)  Secured Hedge Agreements which constitute Investments;

(i)  short term trade receivables in the ordinary course of business;

(j)  guarantees to insurers required in connection with worker~~’~~’s compensation and other insurance coverage arranged in the ordinary course of business;

(k)  non-cash consideration received in any disposition permitted by Section 6.08 to Persons who are not Affiliates of Borrower;

(l)  Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(m)  intercompany Investments by any Foreign Subsidiary in any other Foreign Subsidiary;

(n)  advances of payroll payments to employees in the ordinary course of business;

(o)  lease, utility and other similar deposits in the ordinary course of business;

(p)  Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension thereof;

(q)  Permitted Foreign Investments the aggregate amount of which, together with the aggregate amount of Investments made pursuant to the proviso to clause (f) shall not at any time exceed $500,000,000;

(r)  Investments in Joint Ventures in an aggregate amount not at any time to exceed $100,000,000;

(s)  so long as no Default or Event of Default has occurred and is continuing before or immediately after giving effect thereto, any Investment in an amount not to exceed the Available Amount determined at such time; and

(t)  other Investments (including Investments in Unrestricted Subsidiaries) in an aggregate amount for all such Investments under this clause (t) not to exceed $50,000,000 during the term of this Agreement.

For purposes of covenant compliance with this Section 6.06, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.  Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior payment not otherwise permitted under the terms of Section 6.04.

Section 6.07.          ~~Section 6.07.~~  Fundamental Changes; Acquisitions.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)  (i) any Restricted Subsidiary of Borrower may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided, in the case of such a merger, Borrower or such Guarantor, as applicable shall be the continuing or surviving Person, (ii) any Foreign Subsidiary of Borrower may be merged with or into any Foreign Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Foreign Subsidiary and (iii) any Restricted Subsidiary that is not a Guarantor may be merged with or into any other Restricted Subsidiary that is not a Guarantor or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Restricted Subsidiary that is not a Guarantor;

(b)  Permitted Acquisitions;

(c)  any Restricted Subsidiary may merge into or consolidate with any Person in order to consummate a disposition made in compliance with Section 6.08;

(d)  any Restricted Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(e)  pursuant to any merger between Borrower or a wholly owned Restricted Subsidiary and any other Person; provided, that Borrower or such wholly owned Restricted Subsidiary, as the case may be, is the surviving entity of any such merger; and

(f)  Investments made in accordance with Section 6.06.

Section 6.08.          ~~Section 6.08.~~  Disposition of Assets.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except (a) sales and other dispositions of assets that do not constitute Asset Sales and (b) Asset Sales; provided that, in the case of clause (b), (x) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof and (y) no less than 75% thereof shall be paid in Cash or Cash Equivalents.

Section 6.09.          ~~Section 6.09.~~  Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are materially less favorable, taken as a whole (as determined in good faith by Borrower), to Borrower or that Restricted Subsidiary, as the case may be, than those that might be obtained in an arm~~’~~’s length transaction with a Person that is not an Affiliate; provided, the foregoing restriction shall not apply to ~~(a)~~ (a) any transaction between Borrower and any Guarantor or between or among Credit Parties or between or among Subsidiaries that are not Credit Parties; ~~(b)~~ (b) customary fees and indemnifications paid to members of the Board of Directors of Borrower and its Restricted Subsidiaries; ~~(c)~~ (c) compensation arrangements for officers and other employees of Borrower and its Restricted Subsidiaries entered into in the ordinary course of business; ~~(d)~~ (d) Restricted Junior Payments may be made to the extent permitted by Section 6.04; ~~(e)~~ (e) loans may be made and other transactions may be entered into by Borrower and its Restricted Subsidiaries to the extent permitted by Sections 6.01, 6.06 and 6.07; ~~(f)~~ (f) any transaction with an Affiliate where the only consideration paid is Equity Interests of Borrower (other than Disqualified Equity Interests); and ~~(g)~~ (g) transactions described in Schedule 6.09.

Section 6.10.          ~~Section 6.10.~~  Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, and the Credit Parties will not and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to an extent that so doing would not be material to Borrower and its Restricted Subsidiaries, taken as a whole.

Section 6.11.          ~~Section 6.11.~~  Amendments or Waivers of Organizational Documents.  No Credit Party shall nor shall it permit any of its Restricted Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date, in each case in a manner that is materially adverse to the Lenders, without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 6.12.          ~~Section 6.12.~~  Amendments or Waivers with Respect to Certain Indebtedness.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to any Credit Party or Lenders.

Section 6.13.          ~~Section 6.13.~~  Fiscal Year.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to change its Fiscal Year end from December 31.

Article 7
Financial Covenants

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made) and cancellation or expiration or cash collateralization of all Letters of Credit on terms reasonably satisfactory to the Issuing Bank, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, the covenants in this Article 7.

Section 7.01.          ~~Section 7.01.~~  Interest Coverage Ratio.  Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2013, to be less than the ratio set forth opposite such date below:

Fiscal Quarter Ended	Interest Coverage Ratio
June 30, 2013	3.00:1.00
September 30, 2013	3.00:1.00
December 31, 2013	3.00:1.00
March 31, 2014	3.00:1.00
June 30, 2014	3.00:1.00
September 30, 2014	3.00:1.00
December 31, 2014	4.00:1.00
March 31, 2015	4.00:1.00
June 30, 2015	4.00:1.00
September 30, 2015	4.00:1.00
December 31, 2015 and thereafter	4.00:1.00

Section 7.02.          Leverage Ratio~~Section 7.02~~.  ~~Leverage Ratio.~~  Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2013, to exceed the ratio set forth opposite such date below:

Fiscal Quarter Ended	Leverage Ratio
June 30, 2013	5.00:1.00
September 30, 2013	5.00:1.00
December 31, 2013	5.00:1.00
March 31, 2014	5.00:1.00
June 30, 2014	5.00:1.00
September 30, 2014	5.00:1.00
December 31, 2014	4.50:1.00
March 31, 2015	4.50:1.00
June 30, 2015	4.50:1.00
September 30, 2015	4.50:1.00
December 31, 2015 and thereafter	4.00:1.00

Article 8
Guaranty

Section 8.01.          ~~Section 8.01.~~  Guaranty of the Obligations.  Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 8.02.          ~~Section 8.02.~~  Payment by Guarantors.  Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower~~’~~’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 8.03.          ~~Section 8.03.~~  Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)  this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)  Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)  the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)  payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor~~’~~’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor~~’~~’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor~~’~~’s liability hereunder in respect of the Guaranteed Obligations;

(e)any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor~~’~~’s liability hereunder, from time to time may ~~(3)~~ (1) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; ~~(4)~~ (2) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; ~~(5)~~ (3) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; ~~(6)~~ (4) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; ~~(7)~~ (5) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Secured Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and ~~(8)~~ (6) exercise any other rights available to it under the Credit Documents, any Secured Hedge Agreements or any Cash Management Agreements; and

(f)  this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: ~~(1)~~ (1) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, any Secured Hedge Agreements or any Cash Management Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; ~~(2)~~ (2) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Secured Hedge Agreements, any of the Cash Management Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Secured Hedge Agreement, such Cash Management Agreement or any agreement relating to such other guaranty or security; ~~(3)~~ (3) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; ~~(4)~~ (4) the application of payments received from any source (other than payments received pursuant to the other Credit Documents, any of the Secured Hedge Agreements or any of the Cash Management Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; ~~(5)~~ (5) any Beneficiary~~’~~’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; ~~(6)~~ (6) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; ~~(7)~~ (7) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and ~~(8)~~ (8) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

Section 8.04.          ~~Section 8.04.~~  Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (~~i)~~ i) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to ~~(1)~~ (1) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, ~~(2)~~ (2) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, ~~(3)~~ (3) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or ~~(4)~~ (4) pursue any other remedy in the power of any Beneficiary whatsoever; (~~ii)~~ ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (~~iii)~~ iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (~~iv)~~ iv) any defense based upon any Beneficiary~~’~~’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith or willful misconduct; (~~v)~~ v) ~~(1)~~ (1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor~~’~~’s obligations hereunder, ~~(2)~~ (2) the benefit of any statute of limitations affecting such Guarantor~~’~~’s liability hereunder or the enforcement hereof, ~~(3)~~ (3) any rights to set offs, recoupments and counterclaims, and ~~(4)~~ (4) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (~~vi)~~ vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Hedge Agreements, the Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 8.03 and any right to consent to any thereof; and (~~vii)~~ vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 8.05.          ~~Section 8.05.~~  Guarantors~~’~~’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 8.06.          ~~Section 8.06.~~  Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed

Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 8.07.          ~~Section 8.07.~~  Continual Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 8.08.          ~~Section 8.08.~~  Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 8.09.          ~~Section 8.09.~~  Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time, and any Secured Hedge Agreement or Cash Management Agreement may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Secured Hedge Agreement or Cash Management Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor~~’~~’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, the Secured Hedge Agreements and the Cash Management Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

Section 8.10.          ~~Section 8.10.~~  Bankruptcy, Etc.

(a)  So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)  Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)  In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 8.11.          ~~Section 8.11.~~  Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

Section 8.12.          ~~Section 8.12.~~  Excluded Obligation.  With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, any Obligation (the “Excluded Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act is or becomes illegal, the Obligations guaranteed or secured by such Guarantor shall not include any such Excluded Obligation.

Article 9
Events Of Default

Section 9.01.          ~~Section 9.01.~~  Events of Default.  If any one or more of the following conditions or events shall occur:

(a)  Failure to Make Payments When Due.  Failure by Borrower to pay ~~(i)~~ (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; ~~(ii)~~ (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or ~~(iii)~~ (iii) any interest on any Loan or any fee or any other amount due hereunder within three days after the date due; or

(b)  Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.06, Section 5.01(e), Section 5.02 (solely with respect to Borrower), Article 6 or Article 7; or

(c)  Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Restricted Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(d)  Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 9.01, and such default shall not have been remedied or waived within thirty days after the receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(e)  Default in Other Agreements.  ~~(i)~~ (i) Failure of any Credit Party or any of their respective Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 9.01(a) or with respect to Secured Hedge Agreements) in an aggregate principal amount of $~~35,000,000~~50,000,000 or more, in each case beyond the grace period, if any, provided therefor or ~~(ii)~~ (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(f)  Involuntary Bankruptcy; Appointment of Receiver, Etc.  ~~(i)~~ (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Restricted Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or ~~(ii)~~ (ii) an involuntary case shall be commenced against Borrower or any of its Restricted Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Restricted Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Restricted Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Restricted Subsidiaries, and any such event described in this clause (f) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)  Voluntary Bankruptcy; Appointment of Receiver, Etc.  ~~(i)~~ (i) Borrower or any of its Restricted Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Restricted Subsidiaries shall make any assignment for the benefit of creditors; or ~~(ii)~~ (ii) Borrower or any of its Restricted Subsidiaries  shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Borrower or any of its Restricted Subsidiaries  (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.01(f); or

(h)  Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $~~35,000,000~~50,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

(i)  Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party (other than as permitted under Section 6.07 and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

(j)  Employee Benefit Plans.  ~~(i)~~ (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in excess of $~~35,000,000~~50,000,000 during the term hereof; or ~~(ii)~~ (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k)  Change of Control.  A Change of Control shall occur; or

(l)  Guaranties, Collateral Documents and Other Credit Documents.  At any time after the execution and delivery thereof, ~~(i)~~ (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, ~~(ii)~~ (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or ~~(iii)~~ (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest in writing the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents; or

(m)  Subordinated Indebtedness.  Any Subordinated Indebtedness permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder, as provided in the indenture governing such Subordinated Indebtedness, or any Credit Party, any Affiliate of any Credit Party, the trustee in respect of the Subordinated Indebtedness or the holders of at least 25% in aggregate principal amount of the Subordinated Indebtedness shall so assert;

THEN, (1) upon the occurrence of any Event of Default described in Section 9.01(f) or 9.01(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations (other than Obligations in respect of Secured Hedge Agreements and Cash Management Agreements); provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.03(b)(v) or Section 2.04(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections  9.01(f) or 9.01(g) to pay) to Administrative Agent such additional amounts of cash as reasonable requested by Issuing Bank, to be held as security for Borrower~~’~~’s reimbursement Obligations in respect of Letters of Credit then outstanding.

Article 10
Agents

Section 10.01.          ~~Section 10.01.~~  Appointment of Agents.  JPMorgan Chase Bank is hereby appointed (and JPMorgan Chase Bank hereby accepts such appointment) Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender (including in its capacities as a potential counterparty under a Secured Hedge Agreement or Cash Management Agreement) and the Issuing Bank hereby authorizes JPMorgan Chase Bank (and JPMorgan Chase Bank hereby accepts such appointment) to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  Neither Arrangers, the Syndication Agent nor the Documentation Agents, each in its respective capacity as such, shall have any obligations, duties or responsibilities under this Agreement. The provisions of this Article 10 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Restricted Subsidiaries.  For purposes of this Article 10, “Agent” shall refer to each of the Administrative Agent and Collateral Agent.

Section 10.02.          ~~Section 10.02.~~  Powers and Duties.

(a)No Agent shall have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (i) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.05), and (iii) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.05) or in the absence of its own gross negligence or willful misconduct.  Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(b)  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.03.          ~~Section 10.03.~~  General Immunity.

(a)  No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b)  Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent~~’~~’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.05) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.05).

(c)  Delegation of Duties.   Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 10.03 and of Section 10.06 shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 10.03 and of Section 10.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 10.04.          ~~Section 10.04.~~  Agents Entitled to Act as Lender.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 10.05.          ~~Section 10.05.~~  Lenders~~’~~’ Representations, Warranties and Acknowledgment.

(a)  Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)  Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement, a Joinder Agreement or a Refinancing Amendment and funding its Term Loans and/or Revolving Loans on the Closing Date or by the funding of any New Term Loans, New Revolving Loans, Replacement Revolving Loans or Replacement Term Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Term Loan, New Revolving Loans, Replacement Revolving Loans or Replacement Term Loans.

Section 10.06.          ~~Section 10.06.~~  Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and the Issuing Bank, to the extent that such Agent or the Issuing Bank shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or the Issuing Bank in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent~~’~~’s or the Issuing Bank~~’~~’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent or the Issuing Bank for any purpose shall, in the opinion of such Agent or the Issuing Bank, be insufficient or become impaired, such Agent or the Issuing Bank may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent or the Issuing Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender~~’~~’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent or the Issuing Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 10.07.          ~~Section 10.07.~~  Successor Administrative Agent, Collateral Agent and Swing Line Lender.

(a)  Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower.  Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent~~’~~’s resignation shall become effective on the earliest of ~~(1)~~ (1) 30 days after delivery of the notice of resignation, ~~(2)~~ (2) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or ~~(3)~~ (3) such other date, if any, agreed to by Borrower and the Requisite Lenders; provided that Borrower~~’~~’s consent shall not be required pursuant to this clause (3) at any time an Event of Default shall be continuing.  Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days~~’~~’ notice to Borrower, to appoint a successor Administrative Agent.  If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent until such time as a successor Collateral Agent is appointed.  Any successor Administrative Agent shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (x) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (y) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation of JPMorgan Chase Bank or its successor as Administrative Agent pursuant to this Section shall also constitute notice of the resignation of JPMorgan Chase Bank or its successor as Collateral Agent.  After any retiring Administrative Agent~~’~~’s resignation hereunder as Administrative Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section 10.07 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)  In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors.  Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent's resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders and Borrower.  Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days' notice to Administrative Agent and in consultation with Borrower, to appoint a successor Collateral Agent.  Until a successor Collateral Agent is so appointed by the Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (x) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (y) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents.  After any retiring Collateral Agent's resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

(c)  Any resignation of JPMorgan Chase Bank or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation of JPMorgan Chase Bank or its successor as Swing Line Lender and as Issuing Bank, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender and Issuing Bank for all purposes hereunder.  In such event ~~(i)~~ (i) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, ~~(ii)~~ (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and ~~(iii)~~ (iii) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.

Section 10.08.          ~~Section 10.08.~~  Collateral Documents and Guaranty.

(a)  Agents under Collateral Documents and Guaranty.  Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement.  Subject to Section 11.05, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to ~~(i)~~ (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.05) have otherwise consented or ~~(ii)~~ (ii) release any Guarantor from the Guaranty pursuant to Section 8.11 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.05) have otherwise consented.

(b)  Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that ~~(i)~~ (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and ~~(ii)~~ (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)  Rights under Secured Hedge Agreements, Cash Management Agreements.  No Secured Hedge Agreement or Cash Management Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 11.05(c)(v) of this Agreement and Section 13 of the Security Agreement.  By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)  Release of Collateral and Guarantees, Termination of Credit Documents.  Notwithstanding anything to the contrary contained herein or any other Credit Document, (i) when all Obligations (other than obligations in respect of any Secured Hedge Agreement, any Cash Management Agreement and contingent indemnification obligations for which no claim has been made) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (or such Letters of credit shall be cash collateralized in full in a manner reasonably acceptable to the Issuing Bank), upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Secured Hedge Agreement or any Cash Management Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guaranteed Obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Secured Hedge Agreements or Cash Management Agreements and (ii) upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Secured Hedge Agreement or any Cash Management Agreement) take such actions as shall be required to subordinate, or to evidence the release of, any Lien on any property granted to Collateral Agent to the holder of a Lien permitted by Section 6.02.  Any such release of Guaranteed Obligations shall be deemed subject to the provision that such Guaranteed Obligations shall be reinstated if after such release any portion of any payment in respect of  the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Article 11
Miscellaneous

Section 11.01.          ~~Section 11.01.~~  Notices.

(a)Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, Administrative Agent, Swing Line Lender or Issuing Bank shall be sent to such Person~~’~~’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in Section 2.24 or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent or Collateral Agent shall be effective until received by such Agent or Collateral Agent as applicable; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 10.03(c) hereto as designated by Administrative Agent from time to time.

(b)  Electronic Communications.

(i)     Notices and other communications to any Agent, Collateral Agent, Lenders, Swing Line Lender and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent, any Lender, Swing Line Lender or any applicable Issuing Bank pursuant to Article 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender~~’~~’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)     Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)     The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents nor the Collateral Agent nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)     Each Credit Party, each Lender, each Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent~~’~~’s customary document retention procedures and policies.

(v)     Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)  Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender~~’~~’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender~~’~~’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

Section 11.02.          ~~Section 11.02.~~  Expenses.  Borrower agrees to pay promptly (i) all the actual and reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent and Arrangers and their respective Affiliates in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto (including the reasonable and documented fees, expenses and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction); (ii) all other actual and reasonable out-of-pocket costs and expenses incurred by each Agent, Collateral Agent and the Issuing Bank and their respective Affiliates in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents (including in connection with creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction) and any consents, amendments, waivers or other modifications thereto; and (iii) after the occurrence of a Default or an Event of

Default, all costs and expenses, including reasonable attorneys~~’~~’ fees and costs of settlement, incurred by any Agent, Collateral Agent, the Issuing Bank and Lenders and their respective Affiliates in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 11.03.          ~~Section 11.03.~~  Indemnity.

(a)  In addition to the payment of expenses pursuant to Section 11.02, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees~~’~~’ selection of counsel), indemnify, pay and hold harmless, each Agent, Collateral Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (x)(i) the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) a material breach of the obligations of such Indemnitee under the terms of this Agreement by such Indemnitee, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (y) any proceeding between and among Indemnitees (other than any proceeding against any Indemnitee in its capacity or role as Arranger, Agent or Issuing Bank) that does not involve an act or omission by Borrower or any of its Affiliates.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)  To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against each Credit Party or each Lender, each Agent, Arranger, as applicable, and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor provided that nothing contained in this sentence shall limit the indemnity of the Credit Parties set forth in this Section 11.03.

(c)  Each Credit Party also agrees that no Lender, Agent, Arranger nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of, or (y) a material breach by, such Lender, Agent, Arranger or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.  In no event will any Lender, Agent, Arranger or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender~~’~~’s, Agent~~’~~’s, Arranger~~’~~’s or their respective Affiliates~~’~~’, directors~~’~~’, employees~~’~~’, attorneys~~’~~’, agents~~’~~’ or sub-agents~~’~~’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(d)  This Section 11.03 shall not apply to any Taxes, which shall be governed solely by Sections 2.19 and 2.20, other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

Section 11.04.          ~~Section 11.04.~~  Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and Issuing Bank is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (i) such Lender or Issuing Bank shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 11.05.          ~~Section 11.05.~~  Amendments and Waivers.

(a)  Requisite Lenders~~’~~’ Consent.  Subject to the additional requirements of Sections 11.05(b) and 11.05(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to (i) cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank, (ii) as provided in clause (d) of this Section 11.05 or (iii) to provide for any amendments as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of Section 2.23.

(b)  Affected Lenders~~’~~’ Consent.  Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)     extend the scheduled final maturity of any Loan or Note;

(ii)     waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)     extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv)     reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder; provided that only the consent of the Requisite Lenders shall be necessary to change the definition of Leverage Ratio or the component definitions thereof but only to the extent that the rate of interest on the Loans and fees and premiums payable hereunder are not or deemed to not be reduced by such amendment, modification, termination or consent;

(v)     extend the time for payment of any such interest or fees;

(vi)     reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)     amend, modify, terminate or waive any provision of Section 2.13(b)(ii) (with respect to the reduction of the Revolving Commitments of each Lender proportionately to its Pro Rata Share), this Section 11.05(b), Section 11.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)     amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date; provided,  further that if such amendment affects only Lenders under the Term Loan or Lenders under the Revolving Loan, then with the consent of Lenders in the relevant Class;

(ix)     release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(x)     consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document except as expressly permitted by Sections 6.07 and 6.08;

provided that for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).

(c)  Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)     increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)     amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii)     alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders or Revolving Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv)     amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.04(e) without the written consent of Administrative Agent and of Issuing Bank;

(v)     amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Secured Hedge Agreements or the definition of “Lender Counterparty,” “Secured Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; or

(vi)     amend, modify, terminate or waive any provision of Article 10 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)  Refinancing Amendments. In addition, notwithstanding Sections 11.05(a), (b) and (c), this Agreement may be amended with the written consent of Administrative Agent, Borrower and the Lenders providing the Replacement Term Loans (as defined below) and/or the Replacement Revolving Commitments (as defined below), as applicable (such amendment, a “Refinancing Amendment”), to permit:

(i)     the refinancing of all or a portion of outstanding Term Loans (“Refinanced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder; provided that ~~(A)~~ (A) the aggregate principal amount (exclusive of premiums and other costs) of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, ~~(B)~~ (B) substantially concurrently with the incurrence of such Replacement Term Loans, 100% of the proceeds thereof (net of customary fees, commissions, costs and other expenses incurred in connection with such Replacement Term Loan) shall be applied to repay the Refinanced Term Loans (including accrued interest, fees and premiums (if any) payable in connection therewith) , ~~(C)~~ (C) such Replacement Term Loans will rank pari passu or junior in right of payment with the other Loans and Commitments hereunder, ~~(D)~~ (D) the Replacement Term Loan Maturity Date of such Replacement Term Loans shall not be prior to the Term Loan Maturity Date of such Refinanced Term Loans, ~~(E)~~ (E) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans), ~~(F)~~ (F) such Replacement Term Loans are not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and ~~(G)~~ (G) all other terms applicable to such Replacement Term Loans (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for term loans at the time of the issuance of such Replacement Term Loans and shall be substantially identical to, or, taken as a whole, materially less favorable (as determined in good faith by Borrower) to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing; and/or

(ii)     the refinancing of all or a portion of outstanding Revolving Commitments (“Refinanced Revolving Commitments”) with replacement revolving commitments (“Replacement Revolving Commitments”) hereunder; provided that ~~(A)~~ (A) the aggregate principal amount (exclusive of premiums and other costs) of such Replacement Revolving Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Commitments, ~~(B)~~ (B) substantially concurrently with the effectiveness of such Replacement Revolving Commitments, all or an equivalent portion of the Refinanced Revolving Commitments in effect immediately prior to such effectiveness shall be terminated, and all or an equivalent portion of the Revolving Loans then outstanding, together with interest thereon and all other amounts accrued for the benefit of the Lenders providing such Revolving Loans, shall be repaid or paid, ~~(C)~~ (C) such Replacement Revolving Commitments will rank pari passu or junior in right of payment with the other Loans and Commitments hereunder, ~~(D)~~ (D) the Replacement Revolving Commitment Termination Date of such Replacement Revolving Commitments shall not be prior to the Revolving Commitment Termination Date of such Refinanced Revolving Commitments, ~~(E)~~ (E) such Replacement Revolving Commitments are not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and ~~(F)~~ (F) all other terms applicable to such Replacement Revolving Commitments (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for term loans at the time of the issuance of such Replacement Revolving Commitments and shall be substantially identical to, or, taken as a whole, materially less favorable (as determined in good faith by Borrower) to the Lenders providing such Replacement Revolving Commitments than, those applicable to such Refinanced Revolving Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest termination of the Revolving Commitments in effect immediately prior to such refinancing.

On the effective date of a Refinancing Amendment on which Replacement Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, each Replacement Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “Replacement Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and each Lender providing such Replacement Revolving Commitments shall become a Lender with respect to such Replacement Revolving Commitments and all matters relating thereto.

On the effective date of a Refinancing Amendment on which Replacement Term Loans are effected, subject to the satisfaction of the foregoing terms and conditions, each Replacement Term Loan shall be deemed for all purposes a Term Loan and each Lender providing such Replacement Term Loans shall become a Lender with respect to such Replacement Term Loans and all matters relating thereto.

(e)  Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(f)  Collateral.  Without the consent of any other person, the applicable Credit Party or Credit Parties and Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or to effect the release of any Collateral upon disposition thereof by the applicable Credit Party or Credit Parties to the extent the disposition thereof is not prohibited by the Credit Documents or to effect the subordination of (or to evidence the release of) any Lien on any Collateral to the holder of a Lien permitted by Section 6.02.

(g)  Replacement of Non-Consenting Lenders.  If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Credit Document that requires the consent of each Lender or each Lender directly affected thereby and that has been approved by the Requisite Lenders, Borrower may replace such non-consenting Lender in accordance with Section 2.22(b); provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Borrower to be made pursuant to this paragraph).

Section 11.06.          ~~Section 11.06.~~  Successors and Assigns; Participations.

(a)  Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party~~’~~’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of Administrative Agent and all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents, the Collateral Agent and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 11.06(d).  Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)  Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided,  however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)     to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee”, upon the giving of notice to Borrower and Administrative Agent and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments made by or to JPMorgan Chase Bank), consented to by each of the Issuing Bank and the Swing Line Lender (such consent not to be unreasonably withheld or delayed); and

(ii)     to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee”, upon giving of notice to Borrower and consent by Administrative Agent (such consent not to be unreasonably withheld or delayed) and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments made by or to JPMorgan Chase Bank), consented to by each of Borrower, the Issuing Bank, the Swing Line Lender and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required (i) prior to a Successful Syndication (as defined in a manner previously agreed to in writing between Borrower and the Arrangers) or (ii) at any time an Event of Default shall have occurred and then be continuing); provided, further that (A) Borrower shall be deemed to have consented to any such assignment of Revolving Loans or Revolving Commitments unless it shall object thereto by written notice to Administrative Agent within 5 Business

Days after having received notice thereof and (B) each such assignment pursuant to this Section 11.06(c)(ii) shall be in an aggregate amount of not less than (I) $5,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (II) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans.

Notwithstanding anything herein to the contrary, no such assignment shall be made to any Disqualified Lender; provided that no Agent shall have any liability or responsibility to monitor, police or control any assignments to Disqualified Lenders.

(d)  Mechanics.  Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(f), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (x) in connection with an assignment by or to JPMorgan Chase Bank or ~~by or to Morgan Stanley Senior Funding, Inc. or~~ any respective Affiliate thereof or (y) in the case of an Assignee which is already a Lender or is an Affiliate or an Approved Fund of a Lender or a Person under common management with a Lender).

(e)  Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that ~~(i)~~ (i) it is an Eligible Assignee; ~~(ii)~~ (ii) it has experience and expertise in the making of or investing in commitments or  loans such as the applicable Commitments or Loans, as the case may be; and ~~(iii)~~ (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f)Effect of Assignment.  Subject to the terms and conditions of this Section 11.06, as of the “Assignment Effective Date” ~~(i)~~ (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; ~~(ii)~~ (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 11.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender~~’~~’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); ~~(iii)~~ (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and ~~(iv)~~ (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)  Participations.

(i)     Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.  Each Lender that sells a participation pursuant to this Section 11.06(g) shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it records the names and addresses of each participant and the amount and terms of its participations (including principal amounts and interest thereon from time to time) (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan, Commitment or Obligation, as the case may be, for all purposes under this Agreement, notwithstanding any notice to the contrary; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant~~’~~’s interest in any Commitment, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)     The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except that the participation agreement may provide that such holder~~’~~’s consent is required for the Lender to approve any amendment, modification or waiver that would ~~(A)~~ (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant~~’~~’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant~~’~~’s participation is not increased as a result thereof), ~~(B)~~ (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or ~~(C)~~ (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii)     Borrower agrees that each participant shall be entitled to the benefits of Sections  2.18(c), 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f), it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such participant (A) agrees to be subject to the provisions of Sections 2.19, 2.20 and 2.22 as if such participant were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section and (B) shall not be entitled to receive any greater payments under Sections 2.19 and 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.04 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.  Each Lender that sells a participation agrees, at the Borrower~~’~~’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to any participant.

(h)  Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 11.06 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that no such pledge or assignment shall substitute the applicable Federal Reserve Bank, pledgee or trustee for such Lender as a party hereto.

Section 11.07.          ~~Section 11.07.~~  Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.08.          ~~Section 11.08.~~  Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 11.02, 11.03 and 11.04 and the agreements of Lenders set forth in Section 2.17, 10.03(b) and 10.06 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 11.09.          ~~Section 11.09.~~  No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent, the Collateral Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Secured Hedge Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.10.          ~~Section 11.10.~~  Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent, Issuing Bank or Lenders (or to Administrative Agent, on behalf of Lenders or Issuing Bank), or any

Agent, Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.11.          ~~Section 11.11.~~  Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.12.          ~~Section 11.12.~~  Obligations Several; Independent Nature of Lenders~~’~~’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.13.          ~~Section 11.13.~~  Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.14.          ~~Section 11.14.~~  APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 11.15.          ~~Section 11.15.~~  CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT

DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, BOROUGH OF MANHATTAN.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 11.16.          ~~Section 11.16.~~  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT

KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.17.          ~~Section 11.17.~~  Certain Regulatory Matters.  It is the intent of Borrower and its Restricted Subsidiaries, Administrative Agent and the Lenders that all parties hereto and the consummation of the transactions contemplated hereby shall comply with all laws, regulations and orders of any applicable Governmental Authority.  In the event such parties take any action hereunder or exercise any rights or remedies herewith, Borrower and each Restricted Subsidiary of Borrower agrees to cooperate with each Lender and Administrative Agent in taking actions as may be reasonably requested in order for such parties to obtain all necessary approvals or orders or similar authorizations from, or make all filings, notices or declarations before, any Governmental Authority, including without limitation, the FAA, FCC, NOAA or DDTC.

Section 11.18.          ~~Section 11.18.~~  Confidentiality.  Each Agent (which term shall for the purposes of this Section 11.18 include Arrangers and the Collateral Agent), and each Lender (which term shall for the purposes of this Section 11.18 include the Issuing Bank) shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent~~’~~’s and such Lender~~’~~’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.18 on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 11.18 or other provisions at least as restrictive as this Section 11.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, (vi) disclosures of information that becomes publicly available (other than by reason of disclosure by the Lenders or Agents in breach of this Section 11.18) or that is received from an unaffiliated third party that is not subject to a confidentiality agreement with Borrower and (vii) disclosures made with the consent of Borrower.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates~~’~~’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 11.19.          ~~Section 11.19.~~  Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender~~’~~’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

Section 11.20.          ~~Section 11.20.~~  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 11.21.          ~~Section 11.21.~~  Effectiveness; Entire Agreement.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.

Section 11.22.          ~~Section 11.22.~~  PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

Section 11.23.          ~~Section 11.23.~~  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.24.          ~~Section 11.24.~~  No Fiduciary Duty.  Each Agent, the Collateral Agent, each Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates.  Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm~~’~~’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

[Remainder of page intentionally left blank]